UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Voya Financial, Inc.

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2015 Notice of Annual Meeting to Stockholders and Proxy Statement

VOYA FINANCIAL

April 14, 2015

Dear Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Voya Financial, Inc., on Thursday, May 28, 2015, at 11:00 a.m., Eastern Daylight Time. The annual meeting of stockholders will be held as a virtual meeting, accessible to our stockholders at the following website address: www.virtualshareholdermeeting.com/VOYA2015. At the meeting, our stockholders will elect our Board of Directors and conduct several other important items of business, and I will report on our Company’s achievements and performance in 2014. I will also answer questions from our stockholders.

The enclosed notice of annual meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.

Whether you plan to participate in the annual meeting or not, we strongly encourage you to vote so that your shares will be represented at the meeting. The enclosed materials contain instructions on how you can exercise your right to vote through the internet, by mail, or by telephone.

Thank you for your continuing support of Voya Financial.

Very truly yours,

Rodney O. Martin, Jr.

Chairman and Chief Executive Officer

Voya Financial, Inc.

Notice of 2015 Annual Meeting of Stockholders

Time and Date	11:00 a.m., Eastern Daylight Time, on Thursday, May 28, 2015

Meeting website address	www.virtualshareholdermeeting.com/VOYA2015

Items of Business	• Election of eight directors to our Board of Directors for one-year terms

• An advisory vote to approve executive compensation

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015

• A shareholder proposal to adopt procedures to avoid holding or recommending investments that contribute to human rights violations

• Transaction of such other business as may properly come before our 2015 Annual Meeting of Stockholders

Record Date

The record date for the determination of the stockholders entitled to vote at our Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 30, 2015

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 28, 2015. Our Proxy Statement, 2014 Annual Report to Stockholders and other materials are available at www.proxyvote.com.

By Order of the Board of Directors,
Jean Weng
Senior Vice President, Deputy General Counsel and Corporate Secretary
April 14, 2015

Summary

This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting.

Matters to be Voted on at our 2015 Annual Meeting:

	Matter	Board Recommendation	See This Page for More Information

1.	Election of Directors	FOR each Director Nominee	2

2.	Advisory vote on the approval of executive compensation	FOR approval	16

3.	A vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015	FOR ratification	57

4.	Shareholder proposal to adopt procedures to avoid holding or recommending investments that contribute to human rights violations	AGAINST the proposal	70

Our proxy statement contains information about the matters to be voted on at our 2015 Annual Meeting of Stockholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, relationships we have with certain related parties and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our stockholders beginning on April 14, 2015.

Your vote is important. Please exercise your right to vote.

Part I: Corporate Governance

Agenda Item 1: Election of Directors

Our Board consists of eight directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our stockholders for one-year terms. Currently, our Board consists of seven independent directors and our CEO (who also serves as chairman of the Board). Frederick S. Hubbell, one of the seven independent directors, is currently our Lead Director.

At our Annual Meeting, our stockholders will be asked to elect the eight members of our Board of Directors.

Board Recommendation: Our Board of Directors unanimously recommends that our stockholders elect each of our Director Nominees described below under “—Our Director Nominees”.

OUR DIRECTOR NOMINEES

Evaluation of our Director Nominees

The Nominating and Governance Committee of our Board of Directors has responsibility for evaluating potential candidates for membership on our Board and for recommending to our Board the eight individuals who will become the Company’s nominees for director (who we refer to in this proxy statement as “Director Nominees”).

In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including that candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. The Committee also considers whether nominees have demonstrated a commitment to devote the time required for board duties, including attendance at meetings; possess a team-oriented ethic consistent with the Company’s values; and are committed to the interests of all shareholders as opposed to those of any particular constituency.

The Committee’s assessment of the overall composition of the Board encompasses consideration of diversity (three of our seven independent directors are women), age (four of our seven independent directors are under age 60), skills and significant experience and prominence in areas of importance to the Company.

Experience and Qualifications of our Director Nominees

• Corporate Governance	• Gender and Ethnic Diversity
• Current and Former CEOs	• Age Diversity
• Risk Management	• Marketing
• Technology	• Extensive Financial Services Industry Experience

Our Nominating and Governance Committee does not set specific minimum qualifications that directors must meet in order for the Committee to recommend them to our Board, but specific characteristics considered by the Committee when evaluating candidates for the Board include:

•	whether the candidate possesses significant leadership experience;
•	the candidate’s accomplishments and reputation in the business community;
•	whether the candidate is financially literate or has other professional business experience relevant to an understanding of our business; and
•	whether the nominee is independent for purposes of the New York Stock Exchange (“NYSE”) listing rules.

In 2014 and 2015, Spencer Stuart, an executive search consulting firm, assisted the Company in identifying potential candidates for its Board of Directors.

Consideration of Stockholder Nominees

It is the policy of the Nominating and Governance Committee to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders wishing to submit potential director candidates for consideration by our Nominating and Governance Committee should submit the names of their nominees, a description of their qualifications and background, and the signed consent of the nominee to be so considered, to our Nominating and Governance Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.

The Nominees

The following table sets forth our Director Nominees, their ages, their status as “independent” for purposes of NYSE listing rules, their board and business experience.

Name	Age	Independent	Director Since	Occupation	Other Public Company Boards
Lynne Biggar	52	Yes	2014	EVP – Consumer Marketing, Time Inc.	None
Jane P. Chwick	52	Yes	2014	Director	• MarketAxess
J. Barry Griswell	65	Yes	2013	Director	• Herman Miller, Inc. • Och-Ziff Capital Management Group
Frederick S. Hubbell (Lead Director)	63	Yes	2012	Director	• Macerich Company
Rodney O. Martin, Jr.	62	No	2011	CEO and Chairman of the Board, Voya Financial, Inc.	None(1)
Joseph V. Tripodi	59	Yes	2015	Director	None
Deborah C. Wright	57	Yes	2014	Senior Fellow, Ford Foundation	• Time Warner Inc. • Carver Bancorp, Inc.
David Zwiener	60	Yes	2013	Interim CEO, PartnerRe, Ltd. Principal, Dowling Capital Partners	• PartnerRe, Ltd.
(1)	Mr. Martin is also a director of two of our wholly owned subsidiaries, Voya Retirement Insurance and Annuity Company and Voya Insurance and Annuity Company, each of which is a Securities and Exchange Commission (“SEC”) registrant.

If elected by our stockholders, the eight Director Nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2016 Annual Meeting of Stockholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our Director Nominees has been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. All of our directors are elected by majority vote of our stockholders, excluding abstentions.

Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.

Lynne Biggar

Lynne Biggar has been a director of the Company since October 2014. Ms. Biggar has been the Executive Vice President of Consumer Marketing + Revenue at Time Inc. since November 2013. Prior to that, Ms. Biggar served as Executive Vice President & General Manager of International Card Products + Experiences for American Express beginning in

January 2012. From August 2009 to January 2012, Ms. Biggar served as Executive Vice President & General Manager of the Membership Rewards and Strategic Card Services group at American Express. Prior to that, Ms. Biggar led American Express’ consumer travel business from January 2005 to July 2009. Before joining American Express in 1992, Ms. Biggar held various positions in international strategy and marketing. Ms. Biggar holds a B.A. from Stanford University and an MBA, Marketing and Organizational Management from Columbia University Graduate School of Business.

Qualifications

Ms. Biggar has been selected as a Director Nominee in light of her extensive experience in brand development, marketing and strategic growth of several large public companies.

Jane P. Chwick

Jane P. Chwick has been a director of the Company since May 2014. Ms. Chwick is the retired Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc., where she was employed in increasingly senior positions from 1983 until 2013. Ms. Chwick serves on the boards of MarketAxess Holdings, Inc., the Queens College Foundation and

Girls Who Code. Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Qualifications

Ms. Chwick has been selected as a Director Nominee in light of her experience as chief operating officer of a major function within a global financial institution, and her experience in technology, strategy, risk management and operations.

J. Barry Griswell

J. Barry Griswell has been a director of the Company since May 2013, and serves as Chairman of our Compensation and Benefits Committee. Mr. Griswell is the retired Chairman and Chief Executive Officer of Principal Financial Group, positions he held from 2002 to 2009 and 2000-2008, respectively. He remained a non-executive member of

Principal Financial Group’s Board of Directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a subsidiary of Metropolitan Life Insurance Company. In 2011, Mr. Griswell joined the board of directors of Och-Ziff Capital Management Group, where he serves as Chair of the Compensation Committee, and since 2004 he has been a member of the board of directors of Herman Miller, Inc., where he currently is Chair of the Compensation Committee and a member of the Executive Committee. From 2010 to 2013, Mr. Griswell served as a director of National Financial Partners Corp. From his retirement in 2008 from Principal Financial Group until July 1, 2013, Mr. Griswell served as the head of the Community Foundation of Greater Des Moines, first as President and, from July 2011 until July 2013, as Chief Executive Officer. Mr. Griswell has held leadership positions with several industry trade associations, including ACLI, LIMRA, the Life Underwriting Training Council and LL Global. Mr. Griswell is the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009). Mr. Griswell received a B.A. from Berry College and an M.B.A. from Stetson University.

Qualifications

Mr. Griswell has been selected as a Director Nominee in light of his extensive experience in the U.S. retirement and life insurance industry, his financial expertise and his experience serving as a director and officer of other U.S. public companies.

Frederick S. Hubbell

Frederick S. Hubbell has been a director of the Company since 2012. Mr. Hubbell serves as our Lead Director (see below “—Lead Director”) and as Chairman of our Nominating and Governance Committee. During 2012, prior to his appointment to our Board of Directors, Mr. Hubbell was an independent advisor to ING Group for approximately nine months in its consideration of potential transactions to divest us from ING Group. He served as a member of the Executive Board of ING Group from 2000 to 2006 and was Chairman of Insurance and Asset Management Americas for ING Group from 2004 to 2006. Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group from 1999 to 2000 and served as President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group from 1997 to 1999. He became President and Chief Executive Officer of Equitable Life Insurance Company of Iowa in 1989 and Chairman in 1993, and served in both roles until ING Group’s acquisition of Equitable in 1997. Mr. Hubbell was Chairman of Younkers, a retail department store business from 1985 to 1992. He was head of strategic planning of Equitable Life Insurance Company of Iowa from 1983 to 1985. Mr. Hubbell began his career as a lawyer in the United States at Dewey, Ballantine, Bushby, Palmer & Wood LLP from 1976 to 1978 and also practiced at Hughes Hubbard and Reed LLP from 1978 to 1981, and was a partner at Mumford, Schrage, Merriman and Zurek from 1981 to 1983. Mr. Hubbell received his B.A. from University of North Carolina, Chapel Hill in 1973 and his J.D. from University of Iowa in 1976. He serves on the Board of Directors of The Macerich Company, the Board of Directors of the Community Foundation of Greater Des Moines, and the Board of Trustees of Simpson College.

Qualifications

Mr. Hubbell has been selected as a Director Nominee in light of his deep understanding of the U.S. insurance business, his background in financial services and his experience serving as a director on the boards of U.S. public companies.

Rodney O. Martin, Jr.

Rodney O. Martin, Jr. has been our chief executive officer and a director of the Company since 2011. Mr. Martin was appointed Chairman of the Board of Directors upon completion of our initial public offering in May 2013, and also serves as chairman of the Board’s Executive Committee. As Chief Executive Officer, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow. Mr. Martin serves on the Board of Directors of ACLI and has served on the Board of Directors of LIMRA.

Qualifications

Mr. Martin has been selected as a Director Nominee in light of his extensive leadership experience within the retirement and life insurance industries, his understanding of the Company’s business and the important role he has played in determining the Company’s strategy and vision as a public company.

Joseph V. Tripodi

Joseph V. Tripodi has been a director of the Company since April 2015. Mr. Tripodi was the Executive Vice President and Chief Marketing & Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance

Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1993 to 1998. Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Qualifications

Mr. Tripodi has been selected as a Director Nominee in light of his extensive experience in marketing, brand development, and customer experience of several large public companies.

Deborah C. Wright

Deborah C. Wright has been a director of the Company since May 2014 and serves as the Chairman of our Finance Committee. Ms. Wright is a Senior Fellow in the Economic Opportunity and Assets Program of the Ford Foundation. Ms. Wright is also currently the Chairman of the Board of Carver Bancorp, Inc. and Carver Federal Savings Bank, a position she has held since 2005. Ms. Wright served as Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2014 and as the President of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005. From 1996 to 1999, Ms. Wright served as the President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation. Ms. Wright is a director and chairman of the audit and finance committee of Time Warner, Inc., and was previously on the board of directors of Kraft Foods Inc. (now Mondelēz International, Inc. and Kraft Foods Group Inc.). Ms. Wright currently serves as director, chairman of the audit committee and member of the executive committee of Memorial Sloan-Kettering Cancer Center. Ms. Wright holds A.B., J.D. and M.B.A. degrees from Harvard University.

Qualifications

Ms. Wright has been selected as a Director Nominee in light of her extensive experience in the financial services industry and her experience on public company boards and audit committees.

David Zwiener

David Zwiener has been a director of the Company since May 2013, and serves as chairman of our Audit Committee. Effective January 25, 2015, Mr. Zwiener was appointed Interim CEO at PartnerRe Ltd. Since 2010, Mr. Zwiener has been a Principal in Dowling Capital Partners. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer

of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer—Property & Casualty. Mr. Zwiener is currently a director of PartnerRe, Ltd. where he serves as chairman of that company’s audit committee, and he is a trustee of the New Britain Museum of American Art. He previously served as a director of CNO Financial Group (2010-2011), The Hartford (1997-2007) and Sheridan Healthcare, Inc. (1998-2004). Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications

Mr. Zwiener has been selected as a Director Nominee in light of his extensive experience in the financial services and U.S. insurance industries, his knowledge of finance and accounting and his background as a director and officer of U.S. public companies.

BOARD LEADERSHIP

Our Nominating and Governance Committee has considered the leadership structure of our Board, and has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Mr. Martin. The Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our Board; and the role fulfilled by Mr. Hubbell, our Lead Director. The Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the Chief Executive Officer, to chair regular Board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its stockholders while also providing for effective oversight by the Board through an independent lead director. It is the policy of our Board that, during any period where the Chairman of the Board is not “independent” for purposes of the NYSE listing rules, the Board will appoint a Lead Director who will be an independent director. Mr. Hubbell is an independent director.

Board Leadership Structure

Under the leadership structure adopted by our Board, the Chairman and CEO and the Lead Director have complementary roles. The following table outlines the respective responsibilities held by each:

Chairman and CEO	Lead Director

•    Responsible for managing the Company on a day-to-day basis.

•    Chairs Board meetings.

•    Works with Lead Director to set agenda for Board meetings.

•    Guides discussions at Board meetings and encourages directors to voice their views.

•    Communicates significant business developments and time-sensitive matters to the Board.

•    Sets and leads the implementation of corporate policy and strategy.

•    Interacts daily with the senior leadership of our Company.

•    Meets frequently with clients and stockholders, providing an opportunity to understand and respond to concerns and feedback; and communicates feedback to our Board.

•    Chairs annual stockholder meeting.

•    Calls meetings of the independent directors which take place without any management directors or employees present.

•    Presides over the executive sessions of our Board held by non-management directors without any management directors present.

•    Chairs regular Board meetings held when the Chairman of our Board is absent.

•    Consults on meeting agendas and schedules of our Board of Directors.

•    Together with the chair of the Compensation and Benefits Committee, coordinates the evaluation of the performance of the CEO by our non-management directors.

•    Serves as a liaison between the non-management members of our Board of Directors and the Chairman of the Board, as a contact person to facilitate communications by our employees, stockholders and others with the non-management directors.

•    Reviews the quality, quantity, appropriateness and timeliness of information provided to our Board.

•    A member and the chairperson of any independent committee designated to review and approve related party transactions.

BOARD ROLE IN RISK OVERSIGHT

Our Board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which consistent with NYSE rules has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the committees of our Board focus on overseeing the following risks:

Audit Committee: risks related to financial reporting, legal, regulatory and compliance, operational, technology and modeling.

Compensation and Benefits Committee: risks related to compensation policies and practices, in particular ensuring they do not encourage excessive risk-taking or result in an inability to attract or retain necessary talent.

Finance Committee: risks related to liquidity, capital markets, insurance (i.e., deviations from best estimate claims development), ratings and counterparties.

Nominating and Governance Committee: risks related to successions planning of senior management.

In carrying out its oversight role with respect to financial risk management, the Board has established policies which govern the nature and degree of financial risk that the Company is permitted to undertake, and the manner in which protection from such risks is established and managed. The Board receives regular reports from the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the Board’s risk-related policies and the status of the Company’s risk management programs.

The Board also oversees the Company’s exposure to risks of other natures, including due to adverse political events, legal and regulatory developments, natural disasters and infrastructure and security failures. To this end, the Board has placed particular emphasis on business continuity and recovery, cybersecurity, IT security, emergency succession planning, financial and compliance controls, and strategic planning to improve our resiliency in the face of uncertainty surrounding the laws and regulations governing the financial services industry generally and retirement and insurance businesses in particular.

The Board has also put significant focus on the Company’s public disclosure and reporting function, in light of its status as a fairly new public company subject to Exchange Act reporting obligations.

2014 BOARD MEETINGS

In 2014, our Board held nine meetings. Our independent directors also met five times in executive session during 2014, in meetings presided over by Mr. Hubbell, our Lead Director.

No directors attended fewer than 75% of the aggregate number of meetings of the Board and of the Board committees on which the director served during 2014, the threshold for disclosure under SEC rules.

We encourage our directors to attend each of our annual meetings. In 2014, all of our then directors attended the Annual Meeting of Stockholders.

DIRECTOR INDEPENDENCE

As required by NYSE rules, our Board of Directors considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our Board determines that the director does not have any direct or indirect material relationship with Voya Financial.

Our Board has determined, upon the recommendation of our Nominating and Governance Committee, that each of Ms. Biggar, Ms. Chwick and Ms. Wright, and Messrs. Griswell, Hubbell, Tripodi and Zwiener, are independent. This determination was based, in part, on detailed information that each director provided our Board regarding his or her business and professional relationships, and those of his or her family members, with Voya Financial and those entities with which we have significant business or financial interactions.

In making its independence determinations, our Nominating and Governance Committee and our Board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our Nominating and Governance Committee and our Board have deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:

•	Ordinary course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:
¡	is the non-executive Chairman of the other entity (Ms. Wright);
¡	is a non-executive director of the other entity (Ms. Chwick); or
¡	is a less-than-five percent shareholder of the other entity (and the entity is not a publicly-traded corporation) (Mr. Hubbell);

and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

•	Ordinary course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Messrs. Griswell and Hubbell) or an immediate family member (Mr. Zwiener) is a board member or trustee, or holds a similar position.

BOARD COMMITTEES

Our Board of Directors has the following standing committees: Audit, Compensation and Benefits, Nominating and Governance, Finance, and Executive. The current members of the Board and the committees of the Board on which they currently serve are identified below.

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee	Finance Committee	Executive Committee
Rodney O. Martin, Jr. (Chairman of the Board of Directors)
Frederick S. Hubbell (Lead Director)
Lynne Biggar
Jane P. Chwick
J. Barry Griswell
Joseph V. Tripodi
Deborah C. Wright
David Zwiener
Number of meetings in 2014	10	13	9	4	1

= Member

= Chair

Audit Committee

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function.

See Part III—Audit Related Matters of this proxy statement for additional information about our Audit Committee.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

The Compensation and Benefits Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. With respect to compensation consultants retained to assist in the evaluation of director, chief executive officer or senior executive compensation, this authority is vested solely in the Compensation and Benefits Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our Board of Directors and each committee of our Board of Directors; reviewing and reporting to the Board of Directors on compensation of directors and Board committee members; and developing, recommending and monitoring corporate governance principles applicable to the Board of Directors and the Company as a whole.

Finance Committee

The Finance Committee is responsible for reviewing our financial affairs based upon periodic reports and recommendations of our management; monitoring our financial structure and long-term financial plan and recommending appropriate action to our board of directors with respect to financial policies, allocation of capital to our businesses and methods of financing our businesses; monitoring our capital needs and financing arrangements, our ability to access capital markets and management’s financing plans; and reviewing and approving or recommending for approval certain issuances of securities, investments, dispositions and other transactions above certain amounts.

Executive Committee of the Board

The Executive Committee of the Board is responsible for taking action where required in exigent circumstances, where it is impracticable to convene, or obtain the unanimous written consent of, the full Board of Directors.

OUR EXECUTIVE OFFICERS

Management of the Company is led by the Office of the CEO (the “OCEO”) and the Management Executive Committee. The OCEO, our highest management body, is composed of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer and is responsible for setting the leadership tone and providing overall strategic and financial guidelines for the Company. The Management Executive Committee, composed of the members of the OCEO as well as the remainder of our executive officers, set forth below, is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. Each member of the Management Executive Committee is also a director of the board of directors of Voya Foundation and Mr. Martin is the chairman of the board of Voya Foundation. See “Good Corporate Governance Practices—Community Investment” for a description of Voya Foundation.

The following table presents information regarding our executive officers.

Name	Age	Position
Rodney O. Martin, Jr.*	62	Chief Executive Officer
Alain M. Karaoglan*	52	Executive Vice President and Chief Operating Officer
Ewout L. Steenbergen*	45	Executive Vice President and Chief Financial Officer
Jeffrey T. Becker	49	Chief Executive Officer, Investment Management
Chetlur S. Ragavan	60	Executive Vice President and Chief Risk Officer
Kevin D. Silva	61	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	51	Chief Executive Officer, Insurance Solutions and Closed Block Variable Annuities

*	Designates a member of the OCEO.

Set forth below is biographical information about each of the executive officers named in the table above.

Rodney O. Martin, Jr. has served as chief executive officer and a member of the Board of Directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.

Alain M. Karaoglan has served as executive vice president and chief operating officer since September 2012, and from April 2011 to September 2012 served as executive vice president, finance and strategy. Mr. Karaoglan provides oversight to our Investment Management business, as well as Strategy and Corporate Development, Investor Relations, Brand Marketing, Operations, and Information Technology. Mr. Karaoglan also served as a member of the Board of Directors from April 2011 to April 2013. Prior to joining us, Mr. Karaoglan was senior vice president, Divestiture, for AIG from June of 2009 to April 2011. Prior to AIG, from September 2007 to April 2009, Mr. Karaoglan was managing director, Equity Research, for Banc of America Securities LLC. From October of 2000 to June 2007, he was managing director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from August 1997 to October 2000, he was an equity research analyst at Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a managing director at Bear Stearns, where he advised companies in corporate finance and merger and acquisitions transactions. Mr. Karaoglan received bachelor’s degrees, both magna cum laude, in business administration and economics from Pepperdine University and received his M.B.A. from Dartmouth College’s Tuck School of Business.

Ewout L. Steenbergen has served as executive vice president and chief financial officer of the Company since January 2010. Mr. Steenbergen also served as a member of the Board of Directors from January 2010 to April 2013. Mr. Steenbergen is responsible for strategic finance, capital management, treasury, actuarial, tax, insurance investments, controller functions, financial reporting, procurement and expense management for the Company. Mr. Steenbergen has been employed by ING Group-affiliated companies since 1993. Immediately prior to his current position, he served as chief financial officer and chief risk officer for ING Asia Pacific. Mr. Steenbergen has held a number of management roles for ING Group including serving as regional general manager in Hong Kong, China, and as chief executive officer of RVS, an ING Group company based in the Netherlands that provides a broad range of life insurance, property and casualty insurance, and pension products. He has also served as head of corporate strategy for ING Group, chief executive officer of ING Insurance Czech

Republic and Slovakia, and director of Retirement and Employee Benefits at Nationale-Nederlanden, ING Group’s life insurance company in the Netherlands. Prior to joining ING Group, Mr. Steenbergen was a consultant at the actuarial firm, Ten Pas (now part of Mercer) from 1990 to 1993. He holds a master’s degree in actuarial science from the University of Amsterdam (Netherlands) and a master’s degree in business administration from the University of Rochester.

Jeffrey T. Becker has served as chief executive officer of our Investment Management business since October 2009. Mr. Becker has been employed by the Company and its predecessor since 1998, serving in increasingly responsible positions. From 2009 to 2013, Mr. Becker was chief executive officer of ING Investment Management Americas and prior to that, held various executive positions with the Company including vice chairman, chief operating officer and chief financial officer. Before joining ING Investment Management Americas in 2000, Mr. Becker was chief financial and administrative officer of Aeltus Investment Management, responsible for its strategy, finance and business operations and support. Prior to joining the Company, Mr. Becker was chief credit officer for Aetna’s Real Estate Investment Group. Prior to joining Aetna in 1994, Mr. Becker was a senior manager in Arthur Andersen’s financial consulting practice. Mr. Becker earned a B.A. in economics from Colgate University and an M.B.A. in finance from New York University’s Stern School of Business. Mr. Becker is a board member of AmeriCares.

Chetlur S. Ragavan has served as executive vice president and chief risk officer of the Company since January 2014. Prior to assuming this role, Mr. Ragavan served as the chief risk officer of Investment Management since April 2008. In this role, Mr. Ragavan was responsible for an integrated, company-wide platform that covers investment, operational and business risk management. Prior to joining the Company, Mr. Ragavan served as Managing Director, co-head of the Portfolio Analytics Group for Blackrock Solutions following its merger with Merrill Lynch Investment Managers in October 2006. He began his career at Merrill Lynch in 1980 and has held a number of senior investment and risk management positions within its various subsidiaries. Mr. Ragavan has a B.B.A. in management science from Madurai University and an M.B.A. in finance from the University of Madras, both in India. He also holds an M.S. in computer science from the New Jersey Institute of Technology and holds the Chartered Financial Analyst® designation.

Kevin D. Silva has served as executive vice president and chief human resources officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as chief human resources officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as chief administrative officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

Michael S. Smith has served as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to assuming this role, Mr. Smith served as the executive vice president and chief risk officer of the Company since May 2012. In this role, Mr. Smith was responsible for overseeing the enterprise-wide and business-level risk monitoring and management program for the Company. In addition to his risk management role, he provided management oversight of our CBVA segment. Mr. Smith joined the Company in May 2009 first as chief financial officer and chief insurance risk officer of the annuity business and subsequently as chief executive officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, chief actuarial officer for Lincoln National Life, chief administrative officer and chief financial officer for Lincoln Financial Distributors, Inc., chief financial officer and chief risk officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and

Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

GOOD CORPORATE GOVERNANCE PRACTICES

We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current corporate governance practices:

• Annual election of directors	✓

• Majority voting of directors	✓

• Independent directors meet regularly in executive sessions	✓

• Annual board and committee self-evaluations	✓

• Annual advisory vote on executive compensation	✓

• Stock ownership requirements for directors and executive officers*	✓

• No poison pill	✓

• Provide director orientation and continuing education	✓

• Anti-hedging and anti-pledging policies for directors and employees (including officers)*	✓

• >75% board and committee attendance	✓

*	Implemented in 2014 or 2015.

Recognized as a 2014 and 2015 World’s Most Ethical Company

In 2014 and 2015, we were recognized by The Ethisphere Institute as a World’s Most Ethical Company. The designation is awarded to organizations that demonstrate a commitment to raising the bar on ethical leadership and corporate behavior. In making its selection, Ethisphere considered our governance structures and policies, as well as our regulatory compliance, litigation and corporate responsibility track records. In addition, they reviewed documentation of our business policies and practice and the training we offer to our employees.

Political Contributions Oversight and Disclosure

Our Nominating and Governance Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial-reporting/annual-reports.

Community Investment

We conduct our community investment work through the Voya Foundation whose primary community investment work revolved around children’s education, financial education and employee-giving matched contributions. In 2013, we donated $4.1 million to nonprofit organizations in the U.S. through our employee giving campaign, including Voya Foundation’s match. In addition, our employees continued our long history of contributing time and talent to others in need by serving 32,000 volunteer hours in 2013.

Environmental and Social Risk Policy

We have an Environmental and Social Risk Policy (the “ESR Policy”) which covers a broad spectrum of the Company’s activities, including the management of our relations with our employees, customers, suppliers and communities. The ESR Policy generally applies to our business transactions and products to the extent that they do not conflict with our obligations to our clients or other legal and regulatory requirements. The scope covered by the ESR Policy is broad and includes, among other areas: animal testing, defense, environmental, gambling, genetic engineering, human rights and nuclear energy. We review our ESR appetite and the ESR related systems and processes on a regular basis to ensure that inherent ESR risks are effectively managed. Our risk governance and control in this area is conducted within our integrated risk management system and described in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Part II: Compensation Matters

Agenda Item 2. An Advisory Vote to Approve Executive Compensation

Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires that stockholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or “NEOs”. Our NEO compensation for 2014 is disclosed and discussed in detail below.

We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to allow us to execute our business plan and drive long-term value creation for our stockholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is only advisory and will not be binding on the Compensation and Benefits Committee of the Board of Directors, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation and Benefits Committee when considering our compensation policies. We have determined that this vote will occur annually and so the next advisory vote will take place at our 2016 Annual Meeting of Stockholders.

Board Recommendation: Our Board of Directors unanimously recommends that stockholders vote FOR the resolution approving the compensation paid to the Named Executive Officers.

This Part II is organized as follows:

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2014 Business Highlights

In 2014, we delivered a strong execution of our plans that were laid out in our IPO in May of 2013. We continued to execute on our plans to improve shareholder value while also taking steps to achieve our vision of being America’s Retirement Company. We accomplished the following in 2014:

•	Achievement of 2016 ROE target. Our Ongoing Business Adjusted Operating Earnings before Income Taxes[1] was $1.4 billion in 2014 compared to $1.2 billion in 2013. Our Ongoing Business Adjusted Operating ROE[1] grew to 12.1% in 2014, compared to 10.3% in 2013, and marked the early achievement of our original 2016 ROE target of 12-13%. Each of our businesses continued to execute on their margin, growth and capital improvement initiatives, allowing us to take significant steps toward achieving our 2016 ROE target of 12-13%. In addition, our assets under administration and assets under management grew to $524 billion at December 31, 2014 from $511 billion at December 31, 2013 (inclusive of Closed Blocks).

[1]	Ongoing Business Adjusted Operating Earnings before Income Taxes and Ongoing Business Adjusted Operating ROE are non-GAAP financial measures. See Exhibit A—Non-GAAP Financial Measures.

•	Effective use of excess capital. We made effective use of our excess capital. In 2014, we repurchased $789 million of our common stock, including repurchasing $725 million of our common stock from ING Group in connection with their offerings of our shares. In March 2014, in connection with a secondary offering of our common stock by ING Group, ING Group ceased to hold a majority of our common stock. At December 31, 2014, ING Group’s ownership stake in us was approximately 19% compared to 57% at January 1, 2014. In the first quarter of 2015, ING Group sold its remaining 19% of our common stock in a secondary offering and a concurrent repurchase by us.

•	Prudent capital management. We maintained robust capital with a strong estimated combined RBC ratio of 538% at December 31, 2014. Our debt to capital ratio at December 31, 2014 was 21.3%, an improvement from 23.5% at the beginning of the year, and the improvement occurred even as we repurchased a significant amount of stock during 2014. Our holding company liquidity was $682 million at December 31, 2014, which reflects the stock repurchase activities in the year and remained above our 24-month liquidity target of $450 million. In 2015, we further enhanced our financial flexibility through an innovative contingent capital transaction providing a $500 million source of liquidity to the Company through rights to issue senior debt in exchange for U.S. Treasury securities held by a trust. The transaction provides additional buffer to any unplanned adverse capital developments in the future and is an important step in our prudent capital management.

•	Successful re-branding efforts. We completed the re-branding of all of our businesses to Voya Financial and launched our advertising campaign to raise awareness of our brand. In particular, on October 20, 2014, we launched our “Voya Born to Save” program where we offered every baby born in the U.S. on October 20, 2014 a $500 mutual fund investment as a head start on their retirement savings. To capture the attention of the broadest audience and get the word out about this one-of-a-kind program, we engaged in a multi-channel media approach through print, TV, radio and social media. Through social media alone, we reached:

•	more than 56 million Twitter impressions through the hashtag #BornToSave, including 30,000 video views;

•	over 1.1 million video views on YouTube;

•	nearly 4.5 million Facebook users through postings and shares, plus nearly 67,613 video views and

•	255,000 LinkedIn impressions.

In addition, more than 230 million impressions were generated through a combination of our advertising and public relations campaigns.

•	Notable introduction of online tools. Our introduction of online tools myOrangeMoney™ and Your Personal Financial Dashboard in 2014 helped our customers and other users organize their financial information, set priorities, track progress, identify ways to reduce debt and increase savings, leading to better retirement readiness. Based on the introduction of these tools, we were recognized in the third quarter of 2014 as having the No. 1 Defined Contribution participant website among 52 industry sites by Dalbar, an independent financial services market research organization.

•	Shareholder value creation. The last reported sale price of our common stock on the NYSE on December 31, 2014 was $42.38. This was an appreciation of 117% of our stock price since our IPO on May 1, 2013, compared to appreciations of 51% for our peer median[2] and 30% for S&P 500 over the same period.

Source: FactSet.

2014 Compensation Highlights

First full year as a publicly traded U.S. corporation.

The success of our business is based in significant part on our ability to attract, retain and motivate the executive officers who determine the Company’s strategy and provide the leadership necessary to allow the Company to execute its business plan and drive long-term value creation. To support the achievement of these objectives, the Company’s objective is to focus its executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.

2014 was a significant year for us as it was the first full year that our Company was a publicly traded U.S. corporation. In addition, in March 2014, ING Group ceased to hold a majority of our common stock and as of year-end 2014, ING Group held approximately 19% of our common stock. Prior to these reductions in ING Group’s ownership of our common stock, we were subject to European regulations that limited our ability to fully implement our intended compensation programs, including limitations on the performance vesting conditions applicable to equity grants awarded to our executives as we were required to deliver our equity awards in 2014 in the form of time-based equity. We were, however, able to fully meet our pay-for-performance objective for our annual incentive program and in our determination of equity grant sizes.

With these limitations now lifted, we have embraced pay-for-performance to an even greater degree. In particular, for grants made to NEOs in 2015, a majority of the Company’s equity awards are now subject to performance criteria, with most of such awards now vesting based on the Company’s performance over three one-year performance cycles

[2]	Peers include Ameriprise Financial, Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group Inc., and Prudential Financial, Inc.

beginning in the year of grant. Beginning in 2016, the Compensation and Benefits Committee (the “Committee”) expects that a majority of the equity awards made to NEOs will continue to be subject to performance criteria, and that all such performance awards will vest based on a three-year performance cycle.

A significant proportion of executive pay is conditioned on the achievement of business and individual results

For 2014 performance, approximately 88% of the total compensation package of our Chairman and Chief Executive Officer, Rodney O. Martin, Jr., was conditioned on the achievement of the Company’s overall results and Mr. Martin’s individual performance. This amount consisted of approximately 24% of Mr. Martin’s total compensation that was based on the achievement by the Company of specific financial goals and by Mr. Martin of individual performance objectives, and was paid as annual cash incentive compensation. A further approximately 64% of Mr. Martin’s total compensation was based on an overall assessment of the Company’s business performance during 2014 and an evaluation of Mr. Martin’s 2014 individual performance, and was paid in the form of equity awards that also vest over a three-year period.

With respect to our NEOs other than Mr. Martin, an average of 83% of 2014 compensation was conditioned on the achievement of Company financial goals and/or individual performance objectives.

(1)	Performance-based compensation

Our 2014 Say on Pay results

At last year’s annual meeting, shareholders voted 99% in favor of the Company’s Say on Pay proposal on executive compensation (based on shares voted). Because the vote was advisory, the result was not binding on the Committee. However, the Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies.

Our corporate governance and compensation practices

We endeavor to maintain good corporate governance standards, including those which impact the oversight of our executive compensation policies and practices. Our current practices and policies include the following:

What we do:

✓	Awards from our annual incentive plan are based on key financial measures set at the beginning of the year that we use to determine the success of our business;

✓	Individual performance objectives are set at the beginning of the year and reviewed following the conclusion of each year;

✓	Our executives are subject to stock retention requirements to align with shareholder interests;

✓	The Committee’s independent compensation consultant performs services only for the Committee;

✓	Executive perquisites are limited and do not include tax gross-ups;

✓	Executives are eligible for the same benefits as full-time and part-time employees, including health, life insurance, disability benefits;

✓	Executives are subject to clawback and holdback provisions under our equity plans;

✓	All employees, including the NEOs, and members of our Board, are prohibited from conducting any hedging transactions involving our securities; and

✓	All employees, including the NEOs, and members of our Board, are prohibited from pledging our securities.

What we don’t do:

❖	No single trigger requirement for change of control benefits;

❖	No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price;

❖	No excise tax gross-up provisions; and

❖	No re-pricing of stock options permitted without shareholder approval.

OVERVIEW

Our Named Executive Officers (NEOs)

Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Alain M. Karaoglan	Executive Vice President and Chief Operating Officer
Ewout L. Steenbergen	Executive Vice President and Chief Financial Officer
Jeffrey T. Becker	Chief Executive Officer, Investment Management
Michael S. Smith	Chief Executive Officer, Insurance Solutions and Closed Block Variable Annuities

Former Executive
Maliz E. Beams	Former Chief Executive Officer, Retirement Solutions(1)

(1)	Ms. Beams was the Chief Executive Officer of Retirement Solutions until October 15, 2014.

Compensation Philosophy and Objectives

Before our IPO in May 2013, we were a wholly owned subsidiary of ING Group, and as a result the compensation packages of our NEOs, while guided by U.S. compensation surveys and practices, were governed primarily by the compensation philosophy and objectives of ING Group, including the requirements imposed by the European Commission and the Kingdom of the Netherlands on the compensation practices of financial institutions. See “—Other Compensation Practices and Considerations—Capital Requirements Directive”.

Since the IPO, we have been developing the compensation philosophy and objectives we intend to pursue as a standalone public company. Because, until March 2014, ING Group continued to hold a majority of our common stock, our initial approach has been similar in several respects to the principles historically followed by ING Group with respect to our management team, although we have begun to implement changes that we believe are more consistent with the compensation practices of the U.S. companies that we consider to be our peers. This includes an increasing emphasis on variable compensation elements, an effort to gradually move the level of our NEOs’ total compensation opportunities to approximate median levels when compared with our peers, and performance-based compensation more directly tied to business and individual performance results. We anticipate that it will take several years before we have fully implemented our intended approach to executive compensation.

Together with the Board of Directors, the Committee is responsible for determining our compensation philosophy in a manner consistent with applicable laws and regulations, and which we believe is appropriately reflective of best practices in the area of executive compensation.

Our executive compensation philosophy reflects the following principles:	Our executive compensation plans and policies are designed to:

•    Align compensation programs and decisions with shareholder interests.

•    Attract, retain and motivate executive talent to lead the Company to success and ensure that our investors receive an appropriate return on their investment in the Company.

•    Establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to claw back compensation in certain circumstances.

•    Support a business culture based on the highest ethical standards.

•    Manage risk taking by executives by encouraging prudent decision making.

•    Facilitate long-term equity growth by aligning the interests of executives with the interests of our investors through emphasizing long-term equity-based compensation and by encouraging executive stock ownership over the long term.

•    Ensure that competitive levels of compensation are paid when business targets are met.

•    Establish focused performance metrics that will reward executives for the most critical business objectives that drive long-term sustainable growth.

•    Set target levels of compensation (base salary, annual incentives and long-term incentives) to be competitive with the compensation opportunities provided to similarly situated executives with comparable responsibilities at companies that compete with the Company for executive talent.

•    Reward corporate, business unit and individual performance within the boundaries of prudent risk management and all applicable regulatory considerations.

Elements of Compensation

The following table presents the principal elements of the compensation programs that applied to our NEOs for 2014 and the objective each element was designed to achieve. The elements of compensation (described below) were designed to provide a variety of fixed and at-risk compensation related to the achievement of the Company’s short-term and long-term objectives.

Incentive Type	Compensation Element	Objective/Purpose
Fixed	Base salary	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.

Variable	Annual cash and equity-based incentive compensation

Motivates executives to achieve performance goals selected for their potential to increase long-term stockholder value.

Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.

Until March 25, 2014, we were majority-owned by ING Group, therefore subject to the European Commission’s Capital Requirements Directive (“CRD”). As a result, for purposes of our 2014 compensation, our NEOs were subject to an ING Group mandatory annual incentive award deferral plan. See “—Capital Requirements Directive.”

Long-term equity-based incentive compensation

Emphasizes equity-based compensation and creates a culture focused on long-term value creation and share ownership.

In 2014, equity awards were delivered in the form of time-based restricted stock due to CRD requirements. For grants made to NEOs in 2015, a majority of the equity awards are now subject to performance criteria.

Benefits and Perquisites	Retirement, deferral and health and welfare programs	Addresses retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with philosophy of attracting and retaining talented individuals.

	Perquisites and other benefits	Aligns with our philosophy of attracting and retaining talented individuals by offering perquisites and other benefits similar to those provided by peer companies.

HOW WE MAKE COMPENSATION DECISIONS

Participants of the Process to Determine Compensation

Compensation and Benefits Committee

The Committee is responsible to our Board for:

•	Evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;

•	Evaluation of the competitiveness of each NEO’s total compensation package based on market data;

•	Review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were previously approved by the Committee; and

•	Approval of any change to the total compensation package of NEOs, including base salary, annual incentive awards and long-term incentive awards.

Chief Executive Officer

Within the framework of the compensation programs approved by the Committee and based on management’s review of market competitive positions, our CEO recommends the level of base salary, the annual incentive award and the long-term incentive award value for the other NEOs. The Committee reviews our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.

Compensation Consultant

The Committee has retained Pay Governance LLC to serve as its executive compensation consultant. The compensation consultant regularly attends Committee meetings and assisted and advised the Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison with its peers to assist the Committee in its decision-making process.

Evaluating Market Competitiveness

Comparison group

As part of its review, in late 2013 the Committee established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Committee used this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Committee considered numerous factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization, and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.

For 2014, the comparison group of companies considered by the Committee (which we refer to in this CD&A as the “Comparison Group”) included the following companies:

•     Ameriprise Financial, Inc.

•     Eaton Vance Corp.

•     Genworth Financial, Inc.

•     The Hartford Financial Services Group, Inc.

•     Invesco Ltd.

•     Legg Mason, Inc.

•     Lincoln National Corp.

•     Manulife Financial Corp.

• Metlife, Inc. • T. Rowe Price Group, Inc. • Principal Financial Group, Inc. • Prudential Financial, Inc. • Sun Life Financial Inc. • Torchmark Corp. • Unum Group

Surveys and competitive data

As part of its 2014 compensation review, the Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Towers Watson (which we refer to as the “Towers Watson Survey”) and a survey of investment management companies prepared by McLagan. For purposes of the McLagan survey, we used the following group of investment and asset management companies (which we refer to in this CD&A as the “IM Comparison Group”):

•	AEGON USA, LLC

•	American Century Investments

•	Babson Capital Management LLC

•	Columbia Management Investment Advisers, LLC

•	Conning Holdings Corp.

•	Delaware Investments

•	Eaton Vance Investment Managers

•	Janus Capital Group

•	Jennison Associates, LLC

•	Loomis, Sayles & Company, L.P.
•	MFS Investment Management

•	Morgan Stanley Investment Management

•	New York Life Investment Management LLC

•	Nuveen Investments

•	Old Mutual Asset Management

•	Oppenheimer Funds, Inc.

•	Principal Global Investors

•	Putnam Investments

•	Trust Company of the West

Determination of 2014 Compensation

In early 2014, the Committee met several times to consider the compensation that would be paid to the Company’s NEOs and other senior executives during 2014. These considerations included an assessment of the Company’s compensation practices against those of the Comparison Group (and for Mr. Becker, the IM Comparison Group), including in particular an assessment of the total target compensation opportunity for each NEO. At the time of this review, the Company remained subject to CRD, and its determinations were limited in this regard, although the review was conducted in light of the Committee’s expectation that CRD would cease to apply to the Company at some point during 2014 (and such limitations did in fact cease to apply on March 25, 2014).

Following the review, and as described in more detail below, the Committee made several adjustments to the target 2014 annual cash and long-term equity awards for the NEOs, and in some cases provided for a “market value adjustment for 2014” to take effect following the expiration of the CRD limitations as they applied to the Company. The Committee also established, for purposes of the annual cash incentive awards payable to the NEOs, performance measures and targets that would apply for the 2014 performance year. Because CRD continued to apply at the time of the 2014 long-term equity awards, and as required by CRD, such awards made to our NEOs did not include performance-based criteria.

On December 11, 2014, we entered into a new employment agreement with Mr. Martin. The term of the agreement is December 11, 2014 to December 31, 2018 and can be extended by an additional year to December 31, 2019 by mutual agreement prior to July 1, 2018. See “—Executive Compensation Tables and Narratives—Employment Agreements.”

Ms. Beams was the Chief Executive Officer of Retirement Solutions until October 15, 2014. On December 2, 2014, we entered into a separation agreement with Ms. Beams. See “—Potential Payments upon a

Termination or Change in Control.” As 2014 compensation received by Ms. Beams was determined primarily by her separation agreement, we have not included Ms. Beams in the detailed descriptions of our compensation process below.

Base salary

Base salary is an essential element of each NEO’s compensation package. Our NEOs’ base salaries for 2014 were reviewed and recommended by the Committee and established in the beginning of 2014.

In the case of Mr. Martin, base salary for 2014 was set forth in his employment agreement. The base salary for our other NEOs was established after considering several factors, including the NEO’s experience, the NEO’s 2013 performance, the NEO’s 2013 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Karaoglan, Mr. Steenbergen, and Mr. Smith, this included consideration of executive compensation paid by certain companies included in the Comparison Group, and a review of the Towers Watson Survey. In the case of Mr. Becker, this review included Mr. Becker’s total incentive opportunity as compared to similarly situated executives in the IM Comparison Group.

Mr. Martin’s base salary was unchanged from his 2012 and 2013 base salaries. Mr. Karaoglan’s base salary was unchanged from his 2013 base salary. Mr. Steenbergen’s base salary was increased from $605,768 (which amount included $54,739 in tax equalization and also included other amounts paid in respect of Mr. Steenbergen’s expatriate status prior to April 1, 2013) in 2013 to $625,000 in 2014 to reflect market competitiveness. Mr. Becker’s base salary was unchanged from the salary level that took effect on November 15, 2013. Mr. Smith’s base salary was increased from $500,000 in 2013 to $575,000 in 2014 in connection with his promotion to the CEO of Insurance Solutions.

Annual cash incentive compensation

Our annual incentive plan is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.

The annual incentive compensation payment with respect to 2014 was paid in March 2015. In this CD&A, references to 2014 annual incentive compensation awards are to the annual incentive compensation amounts that were paid to NEOs in March 2015, which were designed to recognize individual, Company and business unit performance during 2014. As described in more detail below, an NEO’s annual incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Committee.

The Committee determined 2014 annual incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:

Step 1: Establishment of Annual Incentive Compensation Target Opportunity and Maximum Award. Mr. Martin’s, Mr. Karaoglan’s and Mr. Steenbergen’s 2014 target and maximum annual incentive opportunities were determined under the terms of their respective employment agreements and offer letters. Mr. Becker’s 2014 target and maximum annual incentive opportunities were established on November 12, 2013, along with other changes to his compensation arrangements. Mr. Smith’s 2014 target and maximum annual incentive opportunities were established in connection with his promotion to the CEO of Insurance Solutions. The NEOs’ 2014 target and maximum annual incentive opportunities were reviewed and adjusted by the Committee with reference to the Towers Watson Survey and to the compensation amounts publicly disclosed by the Comparison Group (with respect to Messrs. Martin, Karaoglan, Steenbergen, and Smith) or the IM Comparison Group (with respect to Mr. Becker). The target and maximum annual incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.

Target annual incentive award opportunities for the NEOs in 2014, as a percentage of base salary, were as follows:

2014 Target Annual Incentive Awards
Mr. Martin	175%
Mr. Karaoglan	160%
Mr. Steenbergen	163%
Mr. Becker	250%
Mr. Smith	125%

The maximum 2014 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Mr. Becker, whose maximum incentive opportunity was capped at three times the target award opportunity, reflecting market practice among the IM Comparison Group, as reflected in the survey of such companies conducted by McLagan.

Step 2: Establishment of Preliminary Annual Incentive Compensation Amounts. Preliminary annual incentive amounts were determined based on Company performance in 2014 against target performance levels set by the Committee during the first quarter of 2014, based on business forecasts and projections. Achievement against these targets was assessed by the Committee during the first quarter of 2015, following the availability of Company financial information for 2014.

For 2014 annual incentive awards, preliminary annual compensation amounts were based on the target annual incentive compensation amounts for each of our NEOs, and on the Company financial performance under the following three financial measures:

Ongoing Business Adjusted Operating Earnings Before Income Taxes: Ongoing Business Adjusted Operating Earnings Before Income Taxes is a measure which indicates the financial performance of our ongoing business, without the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking and certain other notable items that we do not believe are indicative of its continuing performance. Ongoing Business Adjusted Operating Earnings Before Income Taxes is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Ongoing Business Adjusted Operating Return on Capital: Ongoing Business Adjusted Operating Return on Capital is a measure of how effectively we deploy capital in our ongoing business. Ongoing Business Adjusted Operating Return on Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Distributable Earnings Before Holding Company Expense: Distributable Earnings Before Holding Company Expense is an internal measure of how effectively we are generating capital and managing the capital structure of our business. It incorporates measures of liquidity available to our holding company and the amount of capital (above our targeted capital levels) held at our regulated insurance subsidiaries. For annual incentive plan awards and long-term equity awards granted in 2015 and later, we have adopted a new measure, Distributable Cash Flow, that will replace Distributable Earnings Before Holding Company Expense as a performance measure.

Measure	Weight	Minimum Performance for Payout	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported(1)	Performance, As Adjusted for Compensation Purposes(2)	Payout as Percentage of Target
Ongoing Business Adjusted Operating Earnings Before Income Taxes	35%	$1,032 million	$1,290 million	$1,548 million	$1,378 million	$1,342 million	110%
Ongoing Business Adjusted Operating Return on Capital	35%	7.3%	9.1%	10.9%	9.9%	9.7%	115%
Distributable Earnings Before Holding Company Expense(3)	30%	80%	100%	120%	N/A	N/A	150%

Total	100%						124%

(1)	Actual performance amounts as reported in the Company’s press release announcing 2014 financial results.
(2)	Performance amounts reflecting adjustments to the reported amounts, which were determined by the Committee to be not reflective of the ongoing performance of our business.
(3)	Expressed as a percentage of plan amounts.

Step 3: Individual assessment and determination of individual annual incentive award. Following determination of the preliminary annual incentive amounts, the Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Committee as part of this assessment. The results of this assessment were as follows:

Mr. Martin exceeded his goals and objectives that were set at the beginning of 2014. In assessing the performance of Mr. Martin, the Committee considered the Company results that were achieved under Mr. Martin’s leadership, in addition to a number of his other notable accomplishments in 2014. Key corporate and individual factors considered included the following:

•	Mr. Martin delivered solid financial results for the Company, which met or exceeded our targets, with Net Income available to shareholders driven by strong Ongoing Business Adjusted Operating Earnings. Further, the Closed Block Variable Annuity performance was actively and effectively managed so as to protect regulatory and rating agency capital.

•	Our Ongoing Business Adjusted Operating ROE was increased to 12.1% during 2014, reaching the 12%-13% Ongoing Business Adjusted Operating ROE target that was set during our initial public offering for 2016, two years ahead of plan and despite the continued low-interest-rate environment. At 12.1%, the Company’s 2014 Ongoing Business Adjusted Operating ROE was 180 basis points higher than the 2013 result and 380 basis points higher than 2012.

•	Our Ongoing Business Adjusted Operating Earnings before Income Taxes for the year was $1,378 million, an increase of 14% over 2013. Our Adjusted Operating Return on Capital for the Ongoing Business was 9.9%, an increase of 15% over 2013.

•	Under Mr. Martin’s leadership, the Company achieved significant business objectives in 2014. Notably:

•	We had strong stock performance in 2014, with our stock price increasing over 117% between our initial public offering and the end of 2014.

•	We returned capital to our shareholders by repurchasing $789 million of common stock in 2014.

•	We advanced our position as an independent public company. Over the course of 2014, ING Group’s ownership stake in Voya declined from approximately 57% to approximately 19% in common stock, and all of ING Group’s designated directors stepped down from our Board of Directors. In the first quarter of 2015, ING Group sold its remaining 19% of our common stock.

•	We completed our rebranding to Voya Financial. Through our operational rebranding and our new advertising, we have continued to build the Voya brand in the marketplace and we have leveraged this as an opportunity to re-engage with distribution partners and our clients.

Each of the NEOs contributed to the corporate and business results above. The information that follows is a summary of the notable accomplishments within each NEO’s portfolio of responsibility:

Mr. Karaoglan exceeded his key business objectives for 2014. The Committee considered the following factors in assessing Mr. Karaoglan’s performance, in his capacity as a member of the OCEO and EVP, Chief Operating Officer:

•	Mr. Karaoglan contributed significantly to the improvement of our capital position, delivery of our core strategic objectives and increased shareholder value in 2014.

•	Mr. Karaoglan is responsible and oversees Investment Management, Information Technology (IT), Operations, Brand/Marketing, Strategy, Corporate Development, Investor Relations and the Enterprise Planning Management Office (EPMO). Each of these businesses and functions showed significant improvements over the past 24 months, including:

•	The Investment Management team delivered strong investment performance across all investment platforms and exceeded its 2014 financial targets.

•	The Operations team made significant progress in transforming our culture through our Continuous Improvement efforts and we have strengthened our Operations leadership in 2014 with high potential talent.

•	Corporate Development, Investor Relations and the EPMO increased their capabilities as we continued our evolution toward a fully stand-alone public company operating model.

•	The IT team improved its business solutions delivery and support capabilities, and delivered on the technology requirements of our Retirement Readiness strategy.

•	The Marketing/Brand team executed our re-branding transition in 2014.

Mr. Steenbergen exceeded his key business objectives for 2014. The Committee considered the following factors in assessing Mr. Steenbergen’s performance, in his capacity as a member of the OCEO and EVP, Chief Financial Officer:

•	Mr. Steenbergen oversaw a successful capital generation strategy that allowed us to maintain a robust capital in 2014 and we made effective use of our excess capital.

•	Mr. Steenbergen played a key role in communications with our investors and research analysts, and contributed to building increased credibility for the Company among the investor community.

•	We executed tax strategies that created material value enhancements in 2014, including the tax valuation allowance release in the fourth quarter of 2014 and an agreement with the Internal Revenue Service on issues relating to the application of the Section 382 limitations.

•	The Finance department delivered in 2014 outputs of financial reporting, metrics, analyses, tax, treasury, investment and actuarial work in a timely and accurate manner.

•	Mr. Steenbergen led a transformation of the Finance department to enhance optimization and improvement across Finance functions, and achieved notable savings in the process.

•	The Finance department developed a Continuous Improvement strategy with implementation planned for early 2015.

Mr. Becker exceeded his key business objectives for 2014. The Committee considered the following factors in assessing Mr. Becker’s performance, in his capacity as Chief Executive Officer of our Investment Management (IM) businesses:

•	IM had a strong growth year both as a stand-alone business and as a contributor to overall Company results. The factors that contributed to IM’s growth included: strong investment performance; asset growth; margin expansion; robust processes and risk management; and high employee retention and engagement.

•	IM exceeded its financial targets for Adjusted Operating Earnings, Adjusted Operating Return on Capital, Distributable Earnings and operating margin.

•	IM had positive performance across all of its investment platforms in 2014:

•	The Equity team saw competitive results in 2014 sustaining its strong long-term performance track records. The team also celebrated the 10th year anniversary of the platform.

•	The Fixed Income team achieved strong 5-year numbers across the platform, building upon an already strong performance from 2013.

•	The Multi-Asset Strategies and Solutions team saw strong performance in 2014, improving its 3- and 5- year performance records and experienced continued commercial interest in target date strategies.

•	The Bank Loan team continued to have strong investment performance and business development.

•	The Pomona Private Equity business saw notable business growth with the launch of its eighth secondary fund.

•	IM’s performance for the Company’s General Account also remained strong in 2014 and was ahead of its targets.

•	IM developed and rolled out to the market its “Reliable Investing” value proposition in 2014. The campaigns relating to this program were well received by clients and employees.

Mr. Smith exceeded his key business objectives for 2014. The Committee considered the following factors in assessing Mr. Smith’s performance, in his capacity as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuities businesses:

•	Mr. Smith successfully transitioned from the Chief Risk Officer role into the CEO, Insurance Solutions role. In 2014, the Insurance Solutions business had a solid year financially, and the Insurance Solutions team built a strong strategic foundation for future years. In addition, the Closed Block Variable Annuities business exceeded its Distributable Earnings target for 2014.

•	The Individual Life business met or exceeded its targets for Adjusted Operating Earnings and Adjusted Operating Return on Capital, and significantly exceeded its Distributable Earnings target for 2014. The favorable Adjusted Operating Earnings and Adjusted Operating Return on Capital results were due to favorable net mortality and strong investment income which offset higher reinsurance premiums and lower surrender charges. Distributable Earnings exceeded target primarily due to the execution of a reinsurance transaction in 2014, and the transaction is expected to improve Individual Life Adjusted Operating Return on Capital going forward.

•	The Employee Benefits business exceeded its Adjusted Operating Earnings and Adjusted Operating Return on Capital targets for 2014 and met its Distributable Earnings target for 2014. Adjusted Operating Earnings and Adjusted Operating Return on Capital exceeded plan due to above plan Stop Loss sales and below plan loss ratios in Stop Loss, which were indicative of our renewal discipline.

•	Employee Benefits continued to implement Continuous Improvement initiatives in 2014 which helped increase sales volumes with minimal expense increases as well as improved operational efficiencies.

Following this assessment, the Committee considered the total 2014 compensation package being proposed for each NEO. Following this review and assessment, the Committee adjusted the annual compensation amount payable to each NEO to between 120% and 176% of the preliminary payout determined pursuant to Step 2, above.

Annual Incentive Compensation Outcomes

The following table presents, for each NEO, the results of the foregoing annual incentive award determination, the target annual incentive compensation for 2014 and the amount of the award paid in the form of cash in March 2015.

Name	2014 Target Annual Incentive	2014 Target Annual Incentive Adjusted For Financial Performance Measures Described Above	2014 Actual Annual Incentive Payment
Rodney O. Martin, Jr.	$1,750,000	$2,170,000	$2,350,000
Alain M. Karaoglan	$1,120,000	$1,388,800	$1,667,000
Ewout L. Steenbergen	$1,017,500	$1,261,700	$1,514,000
Jeffrey T. Becker	$1,437,500	$1,782,500	$2,139,000
Michael S. Smith	$720,475	$893,389	$1,072,000

Former Executive
Maliz E. Beams[1]	$729,167	$904,167	$904,167

[1]	See “—Executive Compensation Tables and Narratives—Potential payments upon termination or change in control.”

Long-term equity-based incentive compensation

Equity compensation is an important element of executive compensation, because it helps to align executive pay with the performance of our stock, and in turn the interests of our stockholders. As discussed previously, in 2014, we delivered equity compensation to NEOs in the form of time-vested equity awards that vest over a four year period, with the first 50% vesting on the second anniversary of the grant date, and an additional 25% vesting on each of the third and fourth such anniversary. While these equity awards met our objective of delivering a significant portion of compensation in equity that is tied to multi-year vesting, for grants made to NEOs in 2015, a majority of our equity awards are now subject to performance criteria given we are no longer subject to the requirements of CRD. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in March, in respect of prior-year performance.

Grants made in 2014 for 2013 performance

The NEOs’ long-term equity awards granted in 2014 were considered for adjustment, either upwards or downwards, from 2013 levels, based on an assessment of individual performance during 2013.

Our NEOs received long-term incentive awards in 2014 in the following amounts:

2013 Performance Long-Term Incentive Awards
Mr. Martin	$4,000,000
Mr. Karaoglan	$1,712,000
Mr. Steenbergen	$1,188,000
Mr. Becker	$1,437,500
Mr. Smith	$627,000

Former Executive Ms. Beams	$1,120,000

Although these amounts were granted in respect of 2013 performance, because of the rules of the Securities and Exchange Commission governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2014, because such awards were granted during 2014. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.

Grants made in 2015 for 2014 performance

For each of our NEOs other than Mr. Martin, target long-term equity awards with respect to 2014 performance were set or reviewed by the Committee during 2014, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2014 performance, we made grants on March 6, 2015. In 2015, long-term incentive awards to our NEOs were made on the basis of an evaluation of individual performance during 2014, which evaluations are described above under “Step 3” of Annual Incentive Compensation determination process.

The following table shows our NEO target long-term equity incentive amounts for 2014, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2015:

	Target Long-Term Equity Incentive		2014 Performance Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	550%	$5,500,000	$6,400,000
Mr. Karaoglan	320%	$2,240,000	$2,688,000
Mr. Steenbergen	190%	$1,187,500	$1,425,000
Mr. Becker	250%	$1,437,500	$1,725,000
Mr. Smith	250%	$1,439,225	$1,727,000

Although these amounts were granted in respect of 2014 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2014, because such awards were granted during 2015.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS

ING Group Equity Awards in Prior Years

Prior to our IPO, all long-term equity-based awards granted to our NEOs and other U.S. employees were granted in plan shares of ING Group. In addition to pre-IPO grants that were made under the ING Group Long-Term Sustainable Performance Plan (“LSPP”), we previously granted performance shares and options under the ING Group Long-Term Equity Ownership Plan (the “LEO Plan”). Beginning in March 2011, we granted equity-based awards under the LSPP in the form of performance shares and deferred shares. The Company also granted restricted American Depositary Share (“ADS”) units of ING Group and restricted performance units under the ING America Insurance Holdings, Inc. Equity Compensation Plan (the “Equity Plan”). Some of the NEOs continue to have outstanding awards under the LEO Plan, the LSPP and the Equity Plan, as set forth in the table entitled “—Outstanding Equity Awards Table at 2014 Year End”.

Capital Requirements Directive

Until March 25, 2014 when ING Group no longer owned a majority of our outstanding common stock, we were subject to the European Commission’s CRD. The CRD affects compensation disclosures and practices in financial services companies, which all EU member states are required to implement and enforce. One objective of CRD is to ensure that the total compensation and mix of fixed to variable compensation paid to key “Identified Staff” are consistent with CRD, as implemented by each EU nation and in alignment with the companies’ risk management practices and policies.

CRD has already been widely implemented across ING Group’s Europe-based financial services businesses. Under ING Group’s agreement with the DNB, from January 1, 2012 the CRD requirements applied to certain Company employees, referred to as “Control Function” employees and “Identified Staff”. Control Function employees include the heads of the corporate audit services, finance, human resources, compliance, risk management and legal departments and individuals they supervise, in each case, who may have a material impact on the Company’s risk profile. Identified Staff, who may also be Control Function employees, include employees who may have a material impact on the Company’s risk profile. Performance metrics for Control Function employees generally could not be directly linked to financial objectives related to their departments and variable-to-fixed pay could not exceed certain ratios.

Under CRD as it applied for 2014 compensation, the compensation packages of Identified Staff were subject to specified parameters, including that (i) variable-to-fixed pay may not exceed certain ratios, and (ii) variable pay must be composed of at least 50% long-term incentives for Identified Staff (other than those in Investment Management) and must be composed of at least 30% long-term incentives for those Identified Staff in Investment Management.

Until March 2014, the Company had approximately 40 “Identified Staff”, including all of the NEOs, whose total compensation packages were required to conform with CRD.

As of March 25, 2014, when ING Group ceased to hold a majority of our outstanding stock, we have ceased to be subject to CRD requirements.

Health and Insurance Plans

Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability program, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.

Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans

Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2014”, below, the Company sponsors the Retirement Plan, a tax-qualified, noncontributory, cash balance formula, defined benefit pension plan for eligible employees. See the narrative below under “Pension Benefits”.

The Company also sponsors the Voya 401(k) Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to six percent of eligible compensation.

In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (the “SERP”) and the Voya 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $260,000 for 2014.

See the narrative description preceding the table entitled “—Pension Benefits in 2014” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Nonqualified Deferred Compensation Plans Table for 2014” for more detail of the DCSP.

Perquisites and Other Benefits

During 2014, we provided the NEOs with Company-selected independent advisors to assist them with financial planning, tax and legal issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. In addition, our NEOs occasionally have personal use of tickets held by the Company at sporting or entertainment events, at no incremental cost to the Company. See “—All Other Compensation Table for 2014”, below, for additional information concerning perquisites.

Deal Incentive Awards

Prior to our IPO, we granted certain one-time incentive award opportunities (“Deal Incentive Awards”) to each of the NEOs and to certain other employees to encourage the achievement of ING Group’s and the Company’s goal of successfully executing an initial public offering of the Company’s common stock. The terms and conditions of the Deal Incentive Awards are set forth in award letters or, in the case of Messrs. Martin and Karaoglan, set forth in their respective employment agreement or offer letter. With the exception of the deal incentive awards of Messrs. Martin and Karaoglan, the Deal Incentive Awards were payable in the form of RSUs issued under the Omnibus Plan, one half of which vested during 2013, upon the closing of our IPO and the subsequent expiration of the associated underwriters’ lock-up period applicable to our common stock. The second half of the deal incentive RSUs vested in January 2014.

The Deal Incentive Awards of Mr. Martin and Mr. Karaoglan included a cash payment of $2,000,000 and $666,667, respectively, which became payable upon the completion of our IPO in May 2013, and an equity component consisting of RSUs which vest ratably as ING Group continues to sell its holdings of our common stock. The first such vesting occurred in October 2013 and additional vestings occurred in March, September and November 2014. See the narrative descriptions under “—Employment Agreements” for a description of the material terms of the Deal Incentive Awards.

Dividend Equivalent Rights

Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual incentive awards, long-term incentive awards, and Deal Incentive Awards, of an amount equivalent to the dividends paid upon our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.

Expatriate Arrangements and Localization of Mr. Steenbergen

Mr. Steenbergen is a citizen of the Netherlands who served in the United States from January 1, 2010 through March 31, 2013 pursuant to a long-term international assignment from ING Group. On April 1, 2013, Mr. Steenbergen was localized and became an employee of the Company. With respect to Mr. Steenbergen’s service as an expatriate, the Company followed the ING Group International Assignments Long-Term Assignment Policy (the “LTAP”), which provides executives on long-term international assignments with additional benefits to ensure they have approximately the same relative spending power in the host country as they would have had in their home country. Under the LTAP, the Company operates a “net pay policy”, to which tax equalization applies. This is designed to ensure that assignees pay no more or less tax than would have been payable if they had remained solely in their home country. Also under the LTAP, Mr. Steenbergen received benefits to compensate him for certain expenses and cost differentials attributable to his expatriate status, as well as amounts to cover the taxes on those benefits. These benefits are described in more detail in the footnotes to the “—Summary Compensation Table” and “—All Other Compensation for 2014” table. Mr. Steenbergen’s expatriate benefits applied only until April 1, 2013, when Mr. Steenbergen was localized. Upon Mr. Steenbergen’s localization on April 1, 2013, his compensation and benefits were aligned with practices for local U.S. employees. See “—Employment Agreements—Employment Agreement of Mr. Steenbergen”.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Until the expiration of the post-IPO transition period provided by the rules and regulations of the Internal Revenue Code, compensation awarded under a pre-IPO plan or arrangement is generally exempt from the deduction limits of Section 162(m), unless such plan or arrangement is materially amended or certain other events occur.

For compensation that is not otherwise exempt from Section 162(m), amounts paid to the aforementioned officers will only be exempt from the deduction limit to the extent that it complies with the conditions set forth in Section 162(m) and the related Treasury regulations, including that such compensation be based on the satisfaction of performance conditions and be granted under a stockholder-approved plan. The Committee seeks to minimize the impact of Section 162(m), while maintaining overall NEO compensation packages that it deems to be in the interests of the Company. The Company reserves the right to pay compensation that is not exempt from the deduction limit, when it deems such compensation to be in the interests of the Company.

Under Section 162(m)(6) of the Internal Revenue Code, which was introduced as part of the 2010 Affordable Care Act, certain health insurance providers cannot deduct compensation for any employees in excess of $500,000. The Company has determined that it is not subject to Section 162(m)(6) for calendar years 2010 through 2014. The Department of the Treasury issued final regulations under Section 162(m)(6) in 2014. The regulations’ preamble notes that additional guidance could be issued with respect to matters left unaddressed. The Company is continuing to monitor this issue and will determine whether the Section 162(m)(6) limitations will apply in the future if and when any such guidance is provided. To the extent that the Company is subject to any of these limits on deductibility of compensation, the Company reserves the right to approve non-deductible compensation.

Compensation Recoupment Policies

Certain elements of our NEOs’ compensation packages are subject to recoupment or being “clawed back” or “held back” under certain circumstances.

Claw Back Provision

Under the Omnibus Plan, the Company has the right to claw back awards previously delivered to our NEOs, if the NEO engages in conduct or performs acts which the Committee determines to be:

•	malfeasance,

•	fraud or

•	specific conduct, alone or in concert with others, has led to the material restatement of the Company’s annual accounts and/or significant (reputational) harm to the Company.

Hold Back Provision

In addition, the Committee may hold back awards previously made to our NEOs that have not yet vested if:

•	there was evidence of misbehavior or serious error by the NEO such as breach of our code of conduct,

•	there was evidence of malfeasance or fraud by the NEO,

•	the Company or the business line in which the NEO works suffers a significant failure of risk management,

•	there were significant negative changes in the economic or regulatory capital base,

•	material new information arises that would have changed the original determination of the award or

•	specific conduct, along or in concert with others, has led to the material restatement of the Company’s annual accounts and/or significant (reputational) harm to the Company or any of its subsidiaries or affiliates.

Stock Ownership Guidelines

We require our executives to own significant amounts of our stock. The following securities/investments qualify under the guidelines: (i) shares of our common stock, (ii) investments in our stock fund under our 401(k) plan, (iii) notional investments in our stock fund under the DCSP and (iv) unvested restricted stock units granted under our Omnibus Plan. The required amounts are set at multiples of base salary. Our executives are required to own our stock in the following amounts:

Chief Executive Officer:	5x base salary
Chief Operating Officer and Chief Financial Officer:	4x base salary
Management Executive Committee members:	3x base salary
Other leaders within the Company:	1x base salary

Prohibition on Hedging and Pledging Activities

We prohibit all of our employees (including officers) and directors from engaging in hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving the Company’s securities (excluding stock awards granted under the Company’s equity plans) and from pledging our securities.

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In particular, the following features of our compensation program guard against excessive risk-taking:

•	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest; and

•	Our equity plans do not allow re-pricing of stock options and requires double trigger vesting for awards upon a change of control.

We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table presents the cash and other compensation for our NEOs for 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Rodney O. Martin, Jr., CEO	2014	$1,000,000	$250,002	$5,010,636		$2,350,000	$35,546	$78,512	$8,724,696
	2013	$1,000,000	$—	$7,598,688	(7)	$3,185,711	$29,903	$67,868	$11,882,170
	2012	$1,000,000	$—	$923,129		$816,116	$30,209	$58,780	$2,828,234
Alain M. Karaoglan, EVP & COO	2014	$700,000	$—	$2,317,085		$1,667,000	$35,940	$66,392	$4,786,418
	2013	$700,000	$—	$2,961,939	(7)	$1,552,378	$23,828	$62,395	$5,300,540
	2012	$650,000	$—	$923,129		$593,866	$28,809	$59,829	$2,255,633
Ewout L. Steenbergen, EVP & CFO	2014	$612,500	$199,998	$1,615,635		$1,514,000	$31,443	$538,933	$4,512,508
	2013	$605,768	$—	$1,081,229		$735,711	$94,001	$637,818	$3,154,527
	2012	$498,861	$—	$314,575		$281,032	$820,688	$680,376	$2,595,532
Jeffrey T. Becker, CEO Investment Management	2014	$575,000	$—	$2,200,541		$2,139,000	$315,815	$63,295	$5,293,651
	2013	$422,538	$—	$1,596,793		$1,048,211	$0	$62,168	$3,129,710
	2012	$391,667	$216,690	$856,429		$681,116	$293,510	$58,809	$2,498,221
Michael S. Smith, CEO Insurance Solutions and Closed Block Variable Annuity(8)	2014	$562,500	$109,998	$788,572		$1,072,000	$35,849	$80,310	$2,649,229
	2013	$500,000	$—	$1,551,394		$494,386	$23,192	$64,115	$2,633,087

Former Executive Maliz E. Beams, CEO, Retirement Solutions	2014	$554,167	$—	$1,555,271		$904,167	$35,448	$277,744	$3,326,797
	2013	$679,167	$—	$2,852,755		$745,711	$27,493	$64,881	$4,370,006
	2012	$600,000	$—	$772,227		$766,116	$29,628	$57,723	$2,225,694

(1)	Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Steenbergen’s salary comprises three elements: (i) his net pay under the LTAP for periods prior to April 1, 2013, amounting to $84,837 and $335,074 in 2013 and 2012, respectively; (ii) tax equalization payments for periods prior to April 1, 2013 (amounting to $0, $54,739 and $163,737 in 2014, 2013 and 2012, respectively); and (iii) regular base salary for periods after Mr. Steenbergen’s localization on April 1, 2013. See “—Expatriate Arrangements and Localization of Mr. Steenbergen”. Mr. Steenbergen’s 2014 salary is based on his receiving an annualized base salary of $550,000 from January 1, 2014 through February 28, 2014 and an annualized base salary of $625,000 from March 1, 2014 through December 31, 2014. Mr. Becker’s 2013 salary is based on his receiving an annualized base salary of $400,000 from January 1, 2013 through November 15, 2013 and an annualized base salary of $575,000 from November 16, 2013 through December 31, 2013. Mr. Smith’s 2014 salary is based on his receiving an annualized base salary of $500,000 from January 1, 2014 through February 28, 2014 and an annualized base salary of $575,000 from March 1, 2014 through December 31, 2014. Ms. Beams’ 2014 salary is based on her receiving an annualized base salary of $700,000 from January 1, 2014 through October 15, 2014.
(2)	Amount in this column for Mr. Becker reflects the portion of a cash retention award that became vested and were paid in September 2012. In March 2014, as a result of ING Group’s sale of shares of our common stock, it ceased to be our majority stockholder. Following this, we implemented changes to the compensation arrangements of Messrs. Martin, Steenbergen and Smith, including awarding each of them a one-time additional base salary supplement to reflect increased market competitiveness.
(3)

Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 of: (i) for 2014, time-vested awards granted to the NEOs, in each case under the Omnibus Plan, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment, and in each case in respect of 2013 performance, (ii) for 2013, time-vested awards granted to the NEOs under the LSPP and the Equity Plan and subsequently converted to RSUs under the Omnibus Plan at the time of our IPO, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment, and in each case in respect of 2012 performance; (iii) for 2012, time-vested awards granted to the NEOs under the LSPP and the Equity Plan and subsequently converted to RSUs under the Omnibus Plan at the time of our IPO, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment and in respect of 2011 performance; and (iv) Deal Incentive Awards that were awarded in the form of time-vested RSUs.

(4)	Amounts in this column for 2013 include, for Mr. Martin and Mr. Karaoglan, $2,000,000 and $666,667, respectively, reflecting the cash portion of their Deal Incentive Awards that became payable upon the completion of our IPO in May 2013. Amounts in this column for 2012 and 2013 for all NEOs include the cash portion of the annual incentive awarded for prior-year performance. An additional portion of each award made for 2012 and 2013 performance (and granted in 2013 and 2014) has been deferred in the form of time-vested RSUs issued under the Omnibus Plan, which vest between 2015 and 2018.
(5)	Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP (and, with respect to Mr. Steenbergen for 2013 and 2012, the Directors’ Pension Plan). Approximately 82% ($693,405) of the change in the present value of the accumulated pension benefit of Mr. Steenbergen from December 31, 2011 to December 31, 2012 is due solely to the change in the discount rate from 5.50% to 3.70%.
(6)	Amounts in this column in 2013 and 2014 for Mr. Steenbergen include a market value payment of $400,000 pursuant to terms of Mr. Steenbergen’s localization in April 2013 and certain amounts payable prior to his localization in accordance with the LTAP. See “—Expatriate Arrangements and Localization of Mr. Steenbergen”. All amounts in this column for 2014 are described in more detail in the table below entitled “—All Other Compensation Table for 2014”.
(7)	This amount includes the effect of revaluing the Deal Incentive Awards granted to Messrs. Martin and Karaoglan in July 2013, upon the extension of the latest vesting date applicable to such awards, in order to reflect the terms of ING Group’s Restructuring Plan, under which they are divesting their interest in Voya Financial. Deal Incentive Awards for all other NEOs have been valued at the price to the public in our IPO, because no change was made to the terms of such awards. If valued at the date of the IPO, the grant date fair value of stock awards to Messrs. Martin and Karaoglan during 2013 would have been lower by $2,159,998 and $719,999, for aggregate grant date fair values of $5,438,690 and $2,241,940, respectively. As of December 31, 2014, 151,968 and 50,656 of the RSUs awarded to Mr. Martin and Mr. Karaoglan, respectively, in respect of Deal Incentive Awards, having a grant date fair value of $4,563,599 and $1,521,199, had vested.
(8)	Information for Mr. Smith is provided for 2013 and 2014 only because the Company was not previously required and did not provide information for Mr. Smith’s 2012 information.

All Other Compensation

The table below presents the breakdown of the All Other Compensation column:

All Other Compensation Table for 2014

Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups(4)	Other(5)	Total
Rodney O. Martin, Jr.	$15,600	$31,200	$16,495	$—	$15,217	$78,512
Alain M. Karaoglan	$15,600	$31,200	$16,495	$—	$3,097	$66,392
Ewout L. Steenbergen	$15,600	$31,200	$—	$72,939	$419,194	$538,933
Jeffrey T. Becker	$15,248	$31,552	$16,495	$—	$—	$63,295
Michael S. Smith	$15,600	$31,200	$16,495	$—	$17,015	$80,310

Former Executive
Maliz E. Beams	$11,833	$34,929	$16,495	$—	$214,487	$277,744

(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the Company, on behalf of each NEO, to the Company-selected financial advisor in 2014.
(4)	The Company provided tax gross-ups to Mr. Steenbergen in accordance with the LTAP for periods prior to Mr. Steenbergen’s localization on April 1, 2013 in the amounts of (i) $21,902 equal to the tax gross-up amount on the tax protection payment under the LTAP and (ii) $51,037 equal to the tax gross-up amount on the shipment of personal goods as a part of his relocation from the Netherlands.
(5)

The amount in this column for Mr. Steenbergen includes (i) a market value allowance of $400,000 paid in connection with Mr. Steenbergen’s localization in April 2013 and (ii) a tax protection payment under the LTAP of $17,335 with respect to his ING Group stock options granted in 2010 and exercised in February 2014. See “—Expatriate Arrangements and Localization of Mr. Steenbergen”. The amount in this column for Ms. Beams includes (i) payment for salary continuance from October 16, 2014 through December 31, 2014 ($145,833) and (ii) payment of accrued paid-time off ($68,654), in accordance with her separation agreement. Amounts in this column for Mr. Martin and Mr. Smith include incremental expenses associated with travel perquisites, including for spousal travel. Amounts in this column also include for Messrs. Martin, Karaoglan and Steenbergen, the expense to the Company associated with the respective NEO’s personal use of a Company car and driver, the amount of which has been calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven. Personal usage of the car and driver was principally for commuting purposes. In addition, during 2014, several of our NEOs had personal use of tickets held by the Company to sporting and entertainment events, at no incremental expense to the Company.

Grants of Plan-Based Awards

The table below presents individual grants of awards made to each NEO during 2014.

Grants of Plan-Based Awards Table for 2014

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards(1)
			Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Rodney O. Martin, Jr.	Omnibus Plan—Long-Term Incentive Shares	3/7/2014							112,486	$4,163,107
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							22,900	$847,529
	Annual Incentive Plan			$1,750,000	$3,500,000

Alain M. Karaoglan	Omnibus Plan—Long-Term Incentive Shares	3/7/2014							48,144	$1,781,809
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							14,463	$535,276
	Annual Incentive Plan			$1,120,000	$2,240,000

Ewout L. Steenbergen	Omnibus Plan—Long-Term Incentive Shares	3/7/2014							33,409	$1,236,467
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							10,245	$379,167
	Annual Incentive Plan			$1,017,500	$2,035,000

Jeffery T. Becker	Omnibus Plan—Long-Term Incentive Shares	3/7/2014							40,425	$1,496,129
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							19,033	$704,411
	Annual Incentive Plan			$1,437,500	$2,875,000

Michael S. Smith	Omnibus Plan—Long-Term Incentive Shares	3/7/2014							17,633	$652,597
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							3,674	$135,975
	Annual Incentive Plan			$720,475	$1,440,950

Former Executive
Maliz E. Beams	Omnibus Plan—Incentive Shares	3/7/2014							31,497	$1,165,704
	Omnibus Plan—Deferred Shares (Mandatory Deferral of portion of Annual ICP Award)	3/7/2014							10,526	$389,567
	Annual Incentive Plan			$875,000	$1,750,000

(1)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Year End

The table below provides information concerning unexercised options and stock and stock-based awards that have not vested for each NEO outstanding as of December 31, 2014.

Outstanding Equity Awards Table at 2014 Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
										28,199	(2)	$371,238
							7,031	(3)	$92,563
							56,482	(4)	$2,393,707
							21,013	(4)	$890,531
							53,160	(5)	$2,252,921
							112,486	(6)	$4,767,157
							22,900	(6)	$970,502
Alain M. Karaoglan
										28,199	(2)	$371,238
							7,031	(3)	$92,563
							38,218	(4)	$1,619,679
							10,724	(4)	$454,483
							17,720	(5)	$750,974
							48,144	(6)	$2,040,343
							14,463	(6)	$612,942
Ewout L. Steenbergen
	5,730	(7)			€17.88	3/30/2015
	4,860				€25.16	3/23/2016
	8,339				€24.72	3/22/2017
	11,447				€16.66	3/13/2018
										10,846	(2)	$142,787
							1,160	(3)	$15,271
							14,270	(4)	$604,763
							878	(4)	$37,210
							33,409	(6)	$1,415,873
							10,245	(6)	$434,183
Jeffrey T. Becker
	10,816	(7)			€17.88	3/30/2015
	8,479				€25.16	3/23/2016
	7,124				€24.72	3/22/2017
	13,829				€16.66	3/13/2018
										10,846	(2)	$142,787
							11,008	(3)	$144,920
							32,380	(8)	$419,969
							13,889	(4)	$588,616
							14,763	(4)	$625,656
							14,126	(9)	$598,660
							40,425	(6)	$1,713,212
							19,033	(6)	$806,619
Michael S. Smith
	11,745				€8.71	9/17/2019
	40,214				€7.35	3/17/2020
										23,498	(2)	$309,350
							922	(3)	$12,138
							29,371	(4)	$1,244,743
							4,240	(4)	$179,691
							4,107	(10)	$174,055
							17,633	(6)	$747,287
							3,674	(6)	$155,704

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Former Executive
Maliz E. Beams
									27,114	(2)	$356,954
						2,356	(3)	$31,017
						54,167	(4)	$2,295,597
						18,699	(4)	$792,464
						31,497	(6)	$1,334,843
						10,526	(6)	$446,092

(1)	The market value of the Company’s equity awards was determined by multiplying $42.38, the closing price of a share of the Company’s common stock, as reported by the NYSE, on December 31, 2014, by the number of shares or units; the market value of ING Group equity awards was determined by multiplying $12.97, the closing price per ADS of ING Group ADS, as reported by the NYSE on December 31, 2014, by the number of shares or units or by multiplying €10.83, the closing price per share of ING Group common stock as reported by the Amsterdam Exchange on December 31, 2014, multiplied by 1.2156, the closing Euro to U.S. dollar exchange rate from December 31, 2014, multiplied by the number of shares or units.
(2)	Represents performance shares of ING Group. All the remaining shares are scheduled to vest on March 28, 2015, based on the achievement of performance metrics that are determined prior to the vesting cycle.
(3)	Represents deferred shares of ING Group. All the remaining shares are scheduled to vest on March 28, 2015, based on the achievement of performance metrics that are determined prior to the vesting cycle.
(4)	Represents Company RSUs. One-half of such RSUs are scheduled to vest on March 27, 2015 and the remaining half is scheduled to vest in equal amounts on March 27, 2016 and March 27, 2017.
(5)	Represents Company RSUs awarded as transaction incentive awards, which vest proportionately to the continued sell-down by ING Group of the Company’s common stock.
(6)	Represents Company RSUs. One half of such shares vest on March 7, 2016 and the remaining half are scheduled to vest in equal amounts on March 7, 2017 and March 7, 2018.
(7)	Option expired unexercised on March 30, 2015.
(8)	Represents ADS of ING Group issued under the Equity Plan that vested on January 1, 2015.
(9)	Represents Company RSUs that are scheduled to vest on January 1, 2016.
(10)	Represents Company RSUs. One half of such shares vest on October 30, 2015 and the remaining half are scheduled to vest in equal amounts on October 30, 2016 and October 30, 2017.

Equity-based awards of ING Group granted in 2012 were made under the LSPP and the Equity Plan. All options shown on the table above are options to acquire ordinary shares of ING Group and were issued under the LEO plan. Equity-based awards of ING Group settle in ordinary shares (or ADS) of ING Group and do not affect the Company’s capitalization.

Option Exercises and Stock Vested in 2014

The following table provides information regarding all of the RSUs, deferred shares and performance shares held by the NEOs that vested during 2014 and options that were exercised by NEOs during 2014. This table includes vesting of both Company equity awards and ING Group equity awards. All option exercises were in respect of ING Group equity awards.

Option Exercises and Stock Vested Table for 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin				42,296	$586,606	(1)
				7,030	$97,500	(2)
				40,448	$1,460,173	(3)
				31,780	$1,119,609	(3)
				39,292	$1,574,038	(3)
Alain M. Karaoglan				42,296	$586,606	(1)
				7,030	$97,500	(2)
				27,057	$387,790	(4)
				13,483	$486,736	(3)
				10,593	$373,191	(3)
				13,097	$524,666	(3)
Ewout L. Steenbergen				16,268	$225,622	(1)
				1,159	$16,074	(2)
				8,598	$119,735	(4)
				487	$6,782	(5)
	13,918	$59,920	(6)
				20,513	$740,519	(3)
Jeffrey T. Becker				27,479	$383,469	(7)
				16,268	$225,622	(1)
				11,006	$152,643	(2)
				10,409	$144,954	(4)
				9,068	$126,280	(5)
				20,513	$740,519	(3)
Michael S. Smith				35,247	$488,843	(1)
				922	$12,787	(2)
				19,191	$267,252	(4)
				501	$6,977	(5)
				20,513	$740,519	(3)
Former Executive Maliz E. Beams				40,670	$564,055	(1)
				2,356	$32,676	(2)
				31,220	$447,455	(4)
				38,462	$1,388,478	(3)

(1)	Represents vesting of a portion of an ING Group performance share award granted under the LSPP during 2012.
(2)	Represents vesting of a portion of an ING Group deferred share award granted under the LSPP during 2012 in respect of the deferred portion of annual incentive awards.
(3)	Represents vesting of a portion of a Deal Incentive Award granted under the Omnibus Plan.
(4)	Represents vesting of a portion of an ING Group performance share award granted under the LSPP during 2011.

(5)	Represents vesting of a portion of an ING Group deferred share award granted under the LSPP during 2011 in respect of the deferred portion of annual incentive awards.
(6)	Represents exercise of an option to acquire ING Group ordinary shares.
(7)	Represents vesting of a portion of ING Group equity awards granted under the Equity Plan during 2012.

Pension Benefits

As described above under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2014, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of IRS compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.

Beginning January 1, 2012, all Voya Financial employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2014 that rate was 3.76%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Mr. Becker, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period will be solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of Messrs. Martin, Karaoglan and Smith, will be determined based solely on the new cash balance pension formula.

A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2014, Messrs. Martin and Karaoglan, were each eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. Pension benefits under the Retirement Plan and the SERP are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.

The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.

Pension Benefits in 2014

Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2014
Rodney O. Martin, Jr.	Retirement Plan	3	$31,946	$0
	SERP	3	$63,715	$0

Alain M. Karaoglan	Retirement Plan	3	$29,562	$0
	SERP	3	$59,015	$0

Ewout L. Steenbergen	Retirement Plan	2	$18,504	$0
	SERP	2	$34,892	$0

Jeffrey T. Becker	Retirement Plan	20.42	$423,818	$0
	SERP	20.42	$874,788	$0

Michael S. Smith	Retirement Plan	3	$29,222	$0
	SERP	3	$57,506	$0
Former Executive Maliz E. Beams	Retirement Plan	3	$30,905	$0
	SERP	3	$61,664	$0

The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2014” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:

•	The discount rate is 4.36%.

•	The post-retirement mortality assumption used annuity payments and to measure liabilities under ASC 175 is based on the RP2014 White Collar Mortality Table (gender specific) with generational projection using Scale MP-2014 after commencement at age 65. No mortality assumed before age 65.

•	The interest crediting rate on cash balance accounts is 3.5%, except AFS cash balance benefits have a minimum of 5.0%.

•	The cost of living adjustment under prior AFS benefits is 2.2%.

Nonqualified Deferred Compensation Plans

The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) annual limit and provides certain company matching contributions on the deferred amounts.

Voya 409A Deferred Compensation Savings Plan

Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, up to 100% of their short-term variable compensation (excluding sales-based commissions) and up to 100% of their long-term variable compensation and may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Internal Revenue Code. The Company provides a 6% matching contribution on certain amounts elected to be deferred under the DCSP to enable company-matched contributions on deferrals that are in excess of the 401(k) contribution limits. The aggregate company match under the 401(k) Plan and DCSP for 2014 was limited to $46,800.

The table below presents, for each NEO, 2014 information with respect to nonqualified deferred compensation plans.

Nonqualified Deferred Compensation Plans Table for 2014

Name	Executive Contributions in 2014(1)	Registrant Contributions in 2014	Aggregate Earnings in 2014(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2014 Year End
Rodney O. Martin, Jr.	$115,543	$31,200	$51,262	$0	$614,545
Alain M. Karaoglan	$79,543	$31,200	$9,254	$0	$365,025
Ewout L. Steenbergen	$65,293	$31,200	$2,398	$0	$117,863
Jeffrey T. Becker	$175,817	$31,552	$95,727	$0	$2,814,055
Michael S. Smith	$105,951	$31,200	$35,394	$0	$662,444
Former Executive Maliz E. Beams	$75,262	$34,929	$7,118	$0	$291,040

(1)	Amounts reported in this column that are reported in the “Summary Compensation Table” (for 2014) are: Mr. Martin—$115,543 base salary; Mr. Karaoglan—$79,543 base salary; Mr. Steenbergen—$65,293 base salary; Mr. Becker—$112,925 base salary and $62,892 annual incentive award; Mr. Smith—$105,951 base salary and Ms. Beams—$75,262 base salary.
(2)	Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his or her investment election only during open periods.

Employment Agreements

Employment Agreement of Mr. Martin

On December 11, 2014, we entered into an employment agreement (the “Agreement”) with Mr. Martin, our Chief Executive Officer and Chairman of the Board of Directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin is entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. The term of the Agreement is December 11, 2014 to December 31, 2018 and can be extended by an additional year to December 31, 2019 by mutual agreement prior to July 1, 2018. The execution of the Agreement extended the provisions relating to the transaction incentive awards in the Prior Agreement through December 31, 2016.

Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual ICP. Mr. Martin’s target bonus opportunity under the ICP will be equal to 200% of base salary, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the ICP.

In addition to his base salary and ICP opportunity, pursuant to the Prior Agreement, Mr. Martin received a Deal Incentive Award in the amount of $6 million upon completion of our IPO, consisting of $2 million in cash and $4 million in Company RSUs, issued under the Omnibus Plan, based on the IPO price. The cash component of the award was paid after the completion of the IPO. The RSUs will vest as follows, provided that Mr. Martin is still employed by the Company on the applicable vesting date: (i) prior to December 31, 2016, if the Company completes one or more additional public offerings, a number of shares underlying the RSUs shall vest equal to

(I) the total number of shares underlying the original RSU award multiplied by (II) the percentage of Company shares held by ING Group after the IPO that are sold in an additional public offering, and (ii) on December 31, 2016, if all of the shares underlying the original RSU award have not yet vested, and ING Group owns less than 50% of the amount of Company shares that it held prior to the IPO (the “Pre-IPO Shares”), then 50% of the unvested RSUs shall vest (but no RSUs will vest if ING Group continues to own 50% or more of the Pre-IPO Shares). If the number of shares underlying the RSU award that have vested pursuant to the above is less than the “Minimum RSA Shares,” determined as (I) the number of shares underlying the RSU award multiplied by (II) a fraction, the numerator of which is the amount by which the percentage of the Pre-IPO Shares no longer owned by ING Group as of December 31, 2016 exceeds 33.33% and the denominator of which is 66.67%, then an additional number of shares underlying the RSU award shall vest such that the total number of shares that have vested is not less than the Minimum RSA Shares. All unvested shares underlying the RSU award that have not vested as of December 31, 2016 shall be forfeited. In the event of Mr. Martin’s termination without Cause (as defined below), termination for Good Reason (as defined below), death or disability prior to a relevant payment or vesting date, any unpaid portion of the Deal Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in his Prior Agreement, Mr. Martin’s RSUs will be subject to the terms of the Omnibus Plan and to the terms of his award agreement under it.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to $5.5 million per year, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Agreement contains various provisions governing termination under various scenarios:

Termination by the Company for Cause

If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

Cause means a) willful failure to perform substantially under the Agreement, after written demand has been given by the Board of Directors that specifically identifies how Mr. Martin has not substantially performed his responsibilities, b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or c) material breach of non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by Mr. Martin not for Good Reason

If Mr. Martin terminates his employment not for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.

Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s Board of Directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c)

relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.

In addition, if Mr. Martin terminates his employment not for Good Reason on or prior to December 31, 2016, during the two-year period immediately following the termination, each outstanding unvested restricted stock unit or performance share unit and any other equity awards (collectively, the “Equity Awards”) granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards. Following such two-year period, any remaining unvested Equity Awards will expire. If Mr. Martin terminates his employment not for Good Reason on or after January 1, 2017, following the termination, each outstanding unvested Equity Award granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards, provided, that the portion of each such award that will vest and be settled on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested on the original scheduled vesting date by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the termination date and (y) 24 months, and the denominator of which is the total number of months during the original vesting period under the award. Any unvested Equity Awards as of the date of termination that would not vest pursuant to the foregoing provisions will expire. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin not for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by the Company without Cause or by Mr. Martin for Good Reason

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay 1) his Accrued Compensation and the Other Benefits, 2) a pro rata ICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, 3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, 4) reimbursement for up to 18 months of group healthcare premiums and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses 1) through 4) described in the immediate prior paragraph, and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Internal Revenue Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.

The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

The Agreement does not affect the terms of Equity Awards granted to Mr. Martin prior to December 11, 2014, which shall continue to be subject to their existing terms.

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by the Internal Revenue Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

Employment Agreement of Mr. Karaoglan

Mr. Karaoglan serves as the Executive Vice President and Chief Operating Officer of the Company, reporting to the CEO. Certain terms and conditions of his employment are set forth in an offer letter dated April 5, 2011, as amended as of July 25, 2013. Mr. Karaoglan is employed at will, and the Company may change the terms of or terminate his employment at any time.

Under the terms of his offer letter, Mr. Karaoglan received an annual base salary of $650,000 and has the opportunity for certain incentive payments. Mr. Karaoglan is eligible to receive an annual incentive award with a target bonus opportunity of 100% of his base salary with the opportunity to earn up to 200% of his base salary, a certain portion of which is subject to deferral. The offer letter also states that Mr. Karaoglan is eligible to participate in the LSPP, under which he may receive a long-term incentive award of ING Group restricted stock and/or performance shares with a target value of 100% of his salary (following our IPO, awards to employees of the Company are made in the form of Voya Financial, Inc. equity grants pursuant to the Omnibus Plan, rather than the LSPP). Mr. Karaoglan’s base salary has subsequently been increased to $700,000, his target annual incentive award has subsequently been increased to 160% of base salary, and his target long-term incentive award has subsequently been increased to 320% of base salary.

In addition to his base salary, annual incentive award opportunity and long-term incentive award opportunity, Mr. Karaoglan received a Deal Incentive Award in the amount of $2 million upon completion of our IPO, consisting of $666,667 in cash and $1,333,333 in RSUs based on the IPO price. The cash component of the award was paid after the completion of the IPO. The RSUs vest pursuant to the same terms and conditions as those described above for the vesting of the Deal Incentive Award of Mr. Martin, under “—Employment Agreement of Mr. Martin.” All unvested shares underlying the restricted share award that have not vested as of December 31, 2016 shall be forfeited. If Mr. Karaoglan’s employment is terminated without cause (which includes willful failure to perform substantially under the agreement, after demand for substantial performance has been given by the Company that specifically identifies how he has not substantially performed his responsibilities, and engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company) or for good reason (which includes a reduction in salary or ICP award opportunity, more than 50% of his responsibilities change and are not replaced with other responsibilities of generally similar significance or relocation of his principal office more than 50 miles from the New York City metropolitan area), death or disability following an IPO but prior to a relevant vesting or payment date, his Deal Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in his offer letter, Mr. Karaoglan’s restricted stock award will be subject to the terms of the Equity Plan for executive officers of the Company in effect at the time of the IPO and to the terms of his award agreement under it.

Employment Agreement of Mr. Steenbergen

Mr. Steenbergen serves as Executive Vice President and Chief Financial Officer of the Company. Prior to Mr. Steenbergen’s localization and the execution of his offer letter, dated March 28, 2013, Mr. Steenbergen was party to an employment agreement with ING Group, as Director of the Retail Division of ING Nederland. This agreement was originally entered into on May 19, 2004 and was amended effective January 1, 2006. See “—Expatriate Arrangements and Localization of Mr. Steenbergen” for more information regarding the terms of Mr. Steenbergen’s offer letter.

The terms of Mr. Steenbergen’s localization and his employment as a local employee of the Company are set forth in an offer letter dated March 28, 2013. Mr. Steenbergen is employed at will, and the Company may change the terms of or terminate his employment at any time. Under the terms of his offer letter, Mr. Steenbergen, beginning April 1, 2013, received a base salary of $550,000 and had a target annual incentive opportunity of 100% of his base salary, and a long-term incentive opportunity of 200% of his base salary. Mr. Steenbergen’s base salary has subsequently been increased to $625,000, his target annual incentive award has subsequently been increased to 163% of base salary, and his target long-term incentive award opportunity has been changed to 190% of base salary. To support his transition to a local, market competitive compensation package, Mr. Steenbergen receives a market value allowance of $400,000 for each twelve-month period beginning April 15, 2013 and 2014, respectively. If, however, Mr. Steenbergen is terminated for “cause” (as defined in his offer letter) prior to the payment of his market value allowance in 2014, Mr. Steenbergen will not receive such payment. In addition, if Mr. Steenbergen voluntarily leaves employment with the Company prior to April 15, 2015, he is required to repay a prorated amount of the market value allowance already paid. Following his localization, Mr. Steenbergen is now eligible to participate in Company-sponsored health and insurance programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees, as well as the DCSP and the Retirement Plan.

Mr. Steenbergen was awarded a Deal Incentive Award with an original value of $650,000, which, in connection with his localization, was increased to $800,000.

Employment Agreement of Mr. Becker

Mr. Becker serves as the Chief Executive Officer of Investment Management. Certain terms and conditions of his employment are set forth in an offer letter from Aetna Life & Casualty, dated July 25, 1994. Under the terms of his offer letter, Mr. Becker is entitled to an annual base salary of $82,500, which may be reviewed and adjusted. Mr. Becker is employed at will, and the Company may change the terms of or terminate his employment at any time. Mr. Becker’s base salary has subsequently been increased to $575,000. Mr. Becker is party to a letter agreement pursuant to which he received a Deal Incentive Award of $800,000.

Employment Agreement of Mr. Smith

Mr. Smith serves as the Chief Executive Officer of Insurance Solutions and Closed Block Variable Annuity. Certain terms and conditions of his employment are set forth in an offer letter dated September 21, 2009. Under the terms of his offer letter, Mr. Smith is entitled to an annual base salary of $400,000, which may be reviewed and adjusted. Mr. Smith is employed at will, and the Company may change the terms of or terminate his employment at any time. Mr. Smith’s base salary has subsequently been increased to $575,000. Mr. Smith is party to a letter agreement pursuant to which he received a Deal Incentive Award of $800,000.

Potential Payments upon a Termination or Change in Control

The Voya Severance Pay Plan (the “Severance Plan”) provides for the payment of severance benefits to eligible employees in the event of a qualifying termination of employment. Examples of qualifying termination events include an employee’s job elimination as a result of a reduction in workforce, an acquisition, a merger, divestiture or restructuring, outsourcing or position elimination. Other examples of qualifying termination events are significant pay reductions due to an employer-requested job change, the transfer of an employee’s job function more than 50 miles from the employee’s current work location, an employee’s job being filled while the employee is on an approved leave and the expiration of an employee’s expatriation assignment. Employees whose employment terminates for reasons other than a qualifying termination, including those who resign or are terminated for unsatisfactory performance, violation of laws or Company policies or similar reasons are not eligible for payments under the Severance Plan. Under the Severance Plan, eligible employees who do not sign a waiver and release agreement in connection with their employment termination receive two weeks of eligible pay. Employees who sign a waiver and release receive a benefit equal to the greatest of six weeks of eligible pay, two weeks of eligible pay per year of service (up to 52 weeks of eligible pay), or two weeks of eligible pay per $10,000 of eligible pay (up to 52 weeks of eligible pay). Outplacement and support services may be provided to eligible employees at the discretion of the Company. Mr. Martin’s employment agreement sets forth the payments that he will receive in the event of an involuntary separation without “Cause” or for “Good Reason,” as defined in the employment agreement. See “—Employment Agreement of Mr. Martin” above. Currently, there are no other employment agreements that provide payments due to termination of employment. Mr. Karaoglan, Mr. Steenbergen, Mr. Becker and Mr. Smith are eligible to participate in the Severance Plan that is generally available to all full-time and part-time employees.

As disclosed previously, we entered into a Separation Agreement (the “Separation Agreement”) with Maliz Beams on December 2, 2014, who was until October 15, 2014 the Chief Executive Officer of our Retirement Solutions business. Pursuant to the Separation Agreement, Ms. Beams received (i) a continuance of base salary payments and eligibility to participate in Company health and welfare benefits at the same rates as active employees, in each case through December 31, 2014; (ii) vesting of existing grants of restricted stock units of the Company previously granted to Ms. Beams, representing 114,889 shares of the Company’s common stock, which shares of common stock will be delivered according to their original vesting schedule between March 2015 and March 2018; (iii) vesting of a portion of existing equity awards of ING Group, previously granted to Ms. Beams, representing 36,249 ordinary shares of ING Group (based on a performance factor of 150%), which ordinary shares were sold on behalf of Ms. Beams and the cash proceeds delivered; and (iv) limited outplacement and financial planning services. Ms. Beams also received a payment under the Company’s incentive compensation plan for 2014 of $904,167. The payment or delivery of any benefits under the Separation Agreement to Ms. Beams was contingent on the execution by Ms. Beams of releases of claims in favor of the Company and Ms. Beams’ continued compliance with the terms of the Separation Agreement. Under the Separation Agreement, Ms. Beams is subject to non-compete, non-solicitation, non-disparagement, cooperation, and confidentiality obligations in favor of the Company.

Potential Payments upon Termination or Change of Control Table(1)

The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2014.

Name	Termination Trigger	Severance(2)	Annual Incentive	Health & Welfare Continuation	Equity Vesting	Other Benefits(3)	Total
Rodney O. Martin	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)(4)	$5,500,000	$1,750,000(6)	$16,387	$11,924,238	$8,500	$19,199,125
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)	$5,500,000	$1,750,000(6)	$16,387	$11,924,238	$8,500	$19,199,125
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason(5)	$—	$—	$—	$5,737,659	$—	$5,737,659
	Death(5)	$—	$1,750,000(6)	$—	$11,738,619	$—	$13,488,619
	Disability(5)	$—	$1,750,000(6)	$—	$11,924,238	$—	$13,674,238
Alain M. Karaoglan	Involuntary Termination without Cause (Prior to Change in Control)(4)	$700,000	$—	$10,626	$6,127,841	$8,500	$6,846,967
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)	$700,000	$—	$10,626	$6,127,841	$8,500	$6,846,967
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(5)	$—	$—	$—	$—	$—	$—
	Death(5)	$—	$—	$—	$5,942,221	$—	$5,942,221
	Disability(5)	$—	$—	$—	$6,127,841	$—	$6,127,841
Ewout L. Steenbergen	Involuntary Termination without Cause (Prior to Change in Control)(4)	$625,000	$—	$10,925	$2,721,481	$8,500	$3,365,906
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)	$625,000	$—	$10,925	$2,721,481	$8,500	$3,365,906
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(5)	$—	$—	$—	$—	$—	$—
	Death(5)	$—	$—	$—	$2,650,087	$—	$2,650,087
	Disability(5)	$—	$—	$—	$2,721,481	$—	$2,721,481

Name	Termination Trigger	Severance(2)	Annual Incentive	Health & Welfare Continuation	Equity Vesting	Other Benefits(3)	Total
Jeffrey T. Becker	Involuntary Termination without Cause (Prior to Change in Control)(4)	$575,000	$—	$10,925	$4,799,116	$8,500	$5,393,541
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)	$575,000	$—	$10,925	$4,799,116	$8,500	$5,393,541
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(5)	$—	$—	$—	$—	$—	$—
	Death(5)	$—	$—	$—	$5,111,831	$—	$5,111,831
	Disability(5)	$—	$—	$—	$4,799,116	$—	$4,799,116
Michael S. Smith	Involuntary Termination without Cause (Prior to Change in Control)(4)	$575,000	$—	$8,828	$3,178,027	$8,500	$3,770,355
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)	$575,000	$—	$8,828	$3,178,027	$8,500	$3,770,355
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(5)	$—	$—	$—	$—	$—	$—
	Death(5)	$—	$—	$—	$3,023,352	$—	$3,023,352
	Disability(5)	$—	$—	$—	$3,178,027	$—	$3,178,027

(1)	All amounts assume that the triggering event took place on December 31, 2014 and the price per share of ING Group ordinary shares was $12.97 and Voya common stock was $42.38. As of December 31, 2014, only one NEO (Mr. Martin) was retirement eligible (only with respect to the long-term incentive awards granted in 2014). There are no change in control provisions that would affect the level of benefits payable from the pension plans.
(2)	Under the terms of his employment agreement, cash severance payments to Mr. Martin would be made in a lump sum by the Company. Under the terms of the Voya Severance Plan and subject to the executive’s execution of a release, cash severance payments to Mr. Karaoglan, Mr. Steenbergen, Mr. Becker and Mr. Smith would be made by the Company in substantially equal, semi-monthly payments as the same time as the regular payroll, for the duration of the severance period. The Voya Severance Plan determines benefits under a formula that takes into account service and salary. The Plan’s maximum severance benefit is equal to 52 weeks of eligible pay.
(3)	All NEOs are eligible for the Company’s executive outplacement services program which provides services for up to 12 months at a fixed cost of $8,500 per participant.
(4)	Treatment and valuation of various equity awards upon involuntary termination (and for Mr. Martin upon Voluntary Termination for Good Reason) are as follows: (1) performance shares granted under the LSPP are converted to cash on a pro-rated basis based on ING Group’s most recent performance factor at the time of termination (150% for 2014 performance year), the number of months completed in the current performance cycle (12 of 12), and the ING Group stock price and USD/EUR exchange rate on 12/31/2014, (closing price: €10.83 and US $12.97); (2) deferred shares under the LSPP vest fully upon termination and are converted to cash based on the ING Group stock price and USD/EUR exchange rate on the termination date; (3) Voya RSUs are treated in accordance with individual restricted stock agreements; and (4) ADS of ING Group under the Equity Plan and converted ADS awards vest on a prorated basis based on the number of months of employment from grant date to termination date. The severance and equity vesting amounts presented above are maximum estimated amounts, actual payment may differ depending on the circumstances of termination.
(5)

Treatment and valuation of various equity awards upon termination due to retirement, death or disability is as follows: (1) performance shares under the LSPP will be converted to cash, with the number of performance shares vesting multiplied by a performance factor (in the case of retirement and disability, 150%) and based on target payout (in the case of death); (2) in the event of retirement or disability, awards will continue to vest upon original vesting dates, and in the event of death, awards will vest on the day of death; (3) deferred shares under the LSPP – in the event of retirement or disability, awards will continue to vest upon original vesting dates, and, in the event of death, shares vest fully; and (4) restricted stock is treated in accordance with individual restricted stock agreements.

(6)	Annual Incentive amount equals target award for 2014.

REPORT OF OUR COMPENSATION AND BENEFITS COMMITTEE

Our Compensation and Benefits Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of Voya Financial, Inc., and discussed the CD&A with the management of Voya Financial, Inc. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this proxy statement.

Compensation and Benefits Committee:

J. Barry Griswell (Chair)

Lynne Biggar

Jane Chwick

Frederick S. Hubbell

NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our directors that is neither our employee nor an employee of ING Group (each, a “non-employee director”) currently receives the following compensation for their service on our Board of Directors and its committees. For service periods of less than one year, amounts are prorated.

Element of Compensation	Annual Compensation Amount
Annual Cash Fees	$105,000 cash payment
Annual Equity Grant	$115,000, in the form of time-vested RSUs
Committee Membership Fees	$10,000 cash payment, per committee, for all committee members, excluding committee chairs
Committee Chair Fees	$25,000 cash payment (Audit Committee) $20,000 cash payment (Compensation and Benefits Committee) $15,000 cash payment (all other committees)
Lead Director Fees	$25,000 cash payment

Director Summary Compensation Table

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2014. Pursuant to SEC rules, this table includes equity awards granted during 2014, and excludes equity awards granted in 2015 in respect of 2014 service. Cash amounts, however, reflect amounts paid in respect of 2014 service, even if paid during 2015.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Lynne Biggar	$21,407	$19,881	$—	$41,288
Jane P. Chwick	$71,510	$65,719	$—	$137,229
J. Barry Griswell	$139,286	$114,509	$30,000	$283,795
Dirk Harryvan(3)	$27,666	$—	$100,000	$127,666
Frederick S. Hubbell	$156,236	$114,509	$10,000	$280,745
Deborah C. Wright	$71,510	$65,719	$—	$137,229
David Zwiener	$141,236	$114,509	$20,000	$275,745

(1)	Represents the grant date fair value of the award based on the fair market value of a share of Company common stock on the date of grant.
(2)	Consists of $10,000 matching charitable contributions for Messrs. Hubbell and Griswell. Messrs. Griswell and Zwiener were awarded a cash payment of $20,000 for their service on the Independent Committee relating to the Company’s stock buyback as part of an offering in March 2014 of Company common stock by ING Group.
(3)	Mr. Harryvan resigned from the Board of Directors effective March 25, 2014. Following his resignation, Mr. Harryvan was awarded a cash payment of $100,000 in recognition of his service on the Board of Directors and the fact that his resignation was a consequence of an offering in March 2014 of Company common stock by ING Group, pursuant to which we ceased to be a “controlled company” under NYSE listing rules. Because no stock awards had yet vested at the time of his resignation from the Board of Directors, Mr. Harryvan forfeited the stock awards he was granted during 2013.

Director Equity Awards

The following table sets forth outstanding equity awards held by each non-employee director as of December 31, 2014. All director equity awards are in the form of RSUs that vest 50% on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries, and settle in shares of our common stock only after the director’s service on the Board of Directors has come to an end.

Director	Number of RSUs Outstanding
Lynne Biggar	516
Jane P. Chwick	1,803
J. Barry Griswell	5,827
Frederick S. Hubbell	5,827
Deborah C. Wright	1,803
David Zwiener	5,827

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no interlocking relationships between any member of our Compensation and Benefits Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

During 2014, Frederick S. Hubbell, who was previously an officer of ING Group, served on the Compensation and Benefits Committee.

Part III:  Audit-Related Matters

Agenda Item 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.

•	The Audit Committee is responsible for determining and approving the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, and risk and control services) and tax services.

•	In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm before determining to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

The members of our Audit Committee and our Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of our firm and its stockholders.

In light of this, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2015. We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our stockholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the Company’s independent registered public accounting firm. Similarly, even if ratified by our stockholders, our Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its stockholders.

A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2015, is hereby APPROVED.

Board Recommendation:  Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

MEMBERSHIP OF AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of David Zwiener, who serves as chairman, Lynne Biggar, Barry Griswell, Frederick Hubbell, and Deborah Wright, each of whom is an independent director. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that Mr. Zwiener is an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.

REPORT OF OUR AUDIT COMMITTEE

Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.

Based on the reports and discussions discussed above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Additional information about the Audit Committee and its responsibilities may be found beginning on page 11 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.

Audit Committee:

David Zwiener, Chairman

Lynne Biggar

J. Barry Griswell

Frederick S. Hubbell

Deborah C. Wright

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees payable by us to Ernst & Young LLP for each of 2014 and 2013.

	2014 fees (in millions)	2013 fees (in millions)
Audit fees	$15.2	$17.0
Audit-related fees(1)	$2.4	$1.6
Tax fees(2)	$0.4	$0.4
All other fees	$0	$0

(1)	Includes the audit of the financial statements of employee benefit plans, service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.

All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Part IV:	Certain Relationships and Related Party Transactions

RELATIONSHIPS WITH ING GROUP

Prior to the completion of our initial public offering in May 2013, we were an indirect wholly owned subsidiary of ING Group. From May 2013 until March 2014, we were part of ING Group’s consolidated business operations. As of December 31, 2014, ING Group held approximately 19% of our common stock. We describe below certain agreement we have with ING Group. On March 9, 2015, ING Group sold all of its remaining 19% of our common stock.

Shareholder Agreement

In connection with our initial public offering, we entered into the Shareholder Agreement with ING Group that governs certain aspects of our continuing relationship. The Shareholder Agreement has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

Board of Directors and ING Group Rights with Respect to the Board

The Shareholder Agreement entitled ING Group, in connection with any election of directors by our stockholders, to have our Board of Directors include in the candidates it nominates for election a minimum number of directors designated by ING Group until its ownership falls below a certain level. As of November 18, 2014, ING Group first ceased to beneficially own at least 20% of our outstanding common stock and following which, ING Group no longer had any right to nominate any director on our Board. The Shareholder Agreement provides that our Board of Directors may not reduce the number of directors to fewer than seven members.

Provisions Relating to Indemnification and Liability Insurance

The Shareholder Agreement provides that, until at least the day after the last date on which any director (including any member of the Supervisory Board or the Executive Board of ING Group), officer, employee or certain designated agents of ING Group or any of its subsidiaries (a “Group Individual”) is a director, officer or employee of the Company, we must indemnify (including advancement of expenses) each such director, officer and employee to the greatest extent permitted under Section 145 of the DGCL and other applicable laws. Such indemnification must continue as to any Group Individual who becomes entitled to indemnification notwithstanding any subsequent change in our indemnification policies or that such Group Individual ceases to be a director, officer or employee of the Company.

The Shareholder Agreement also requires that we renew annually our insurance coverage with respect to director and officer and other fiduciary liability and liabilities under U.S. federal and state securities laws covering directors, officers and employees of the Company, Group Individuals, the Company, ING Group and respective Subsidiaries of the Company and ING Group. Such coverage generally is required to be renewed annually on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which any Group Individual is a director, officer or employee of the Company, with certain exceptions and potential extensions. The Shareholder Agreement also provides a process for adjustments to these coverages and requires the Company and ING Group to share the cost of these coverages and to cooperate in handling renewals and claims.

Provisions with respect to certain obligations of the Company guaranteed by ING Group or its subsidiaries

Aetna Notes

ING Group guarantees approximately $506.1 million par value of various debentures of Voya Holdings Inc. that were assumed by Voya Holdings Inc. in connection with the Company’s acquisition of Aetna’s life insurance and related businesses in 2000 (the “Aetna Notes”). The Aetna Notes mature between 2023 and 2036.

The Company agreed in the Shareholder Agreement that it will reduce the aggregate outstanding principal amount of Aetna Notes to:

•	no more than $400.0 million as of December 31, 2015;

•	no more than $300.0 million as of December 31, 2016;

•	no more than $200.0 million as of December 31, 2017;

•	no more than $100.0 million as of December 31, 2018; and

•	zero as of December 31, 2019.

The reduction in principal amount of Aetna Notes may be accomplished, at the Company’s option, through redemptions, repurchases or other means, but will also be deemed to have been reduced to the extent the Company shall have posted collateral with a third-party collateral agent, for the benefit of ING Group, which may consist of:

•	cash collateral;

•	certain investment-grade debt instruments;

•	a letter of credit meeting certain requirements; or

•	senior debt obligations of ING Group or a wholly owned subsidiary of ING Group (other than the Company or its subsidiaries).

If collateral is posted in lieu of reducing the outstanding principal amount of Aetna Notes, the amount of such collateral shall be deemed to reduce the outstanding principal amount of Aetna Notes dollar-for-dollar, except that collateral consisting of certain investment grade debt instruments shall be subject to a “haircut”, calculated based on the applicable collateral margin that would be applied from time to time by the U.S. Federal Reserve System to such collateral if it were to be pledged as security for discount window advances.

If the Company fails to reduce the outstanding principal amount of the Aetna Notes as set forth above, the Company will pay a fee to ING Group, payable each quarter, equal to the Quarterly Fee Rate multiplied by the amount by which, as of the end of the immediately preceding fiscal quarter of the Company, the outstanding principal amount of Aetna Notes exceeded the limits set forth above. The “Quarterly Fee Rate” (i) for 2016, is 0.5% per quarter; (ii) for 2017, is 0.75% per quarter; (iii) for 2018, is 1.0% per quarter; and (iv) for 2019 and subsequent years, is 1.25% per quarter.

Other ING Group Guarantees

In addition to the specific provisions set forth above with respect to the Aetna Notes, the Shareholder Agreement also provides that, to the extent that ING Group or any of its subsidiaries (other than the Company or any of its subsidiaries) shall at any time make any payments with respect to any Company obligations that are the subject of a guarantee by ING Group or its subsidiaries (see “—Historical Related Party Transactions—Financing Arrangements—Guarantees”), the Company shall immediately reimburse ING Group or its subsidiary for the full amount of such payments and for all reasonable expenses incurred by ING Group or the subsidiary in connection with making such payments.

Term

The Shareholder Agreement terminated on March 9, 2015, when ING Group sold all of its remaining holding of our common stock, except for certain provisions including those relating to confidentiality, dispute resolution, provisions with respect to guaranteed obligations and the obligation to maintain certain insurance coverage. See “—Provisions Relating to Indemnification and Liability Insurance.”

Transitional Intellectual Property License Agreement

In connection with our initial public offering, we entered into a transitional intellectual property license agreement with ING Group (the “IP Agreement”). Pursuant to the IP Agreement, ING Group granted us and our subsidiaries a limited, non-exclusive, fully paid-up, royalty-free, non-transferable license to use certain trademarks including the name “ING” and the ING “Lion”, with respect to each of our and our subsidiaries’ businesses, in the countries in which such business provides products or services prior to the closing of our IPO (the “Territory”) in the fields of insurance, retirement and investment management (excluding the field of banking, subject to limited exceptions). The license is sublicensable in certain circumstances in the ordinary course of business in the Territory. The license term shall be for a thirty-month transition period, subject to the possibility of extension in accordance with the IP Agreement. Under the IP Agreement, we are required to use commercially reasonable efforts to transition to our new brand and to cease using ING Group trademarks as soon as commercially reasonably practicable.

For a more complete description of our IP Agreement, see the prospectus included in our Registration Statement on Form S-1 (as amended), filed with the SEC on March 18, 2014, under the caption “Certain Relationships and Related Party Transactions—Continuing Relationship with ING Group—Transitional Intellectual Property License Agreement”. The IP Agreement has also been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

Joinder Agreement

Concurrently with the entry into the IP Agreement, we entered into a joinder agreement (the “Joinder Agreement”) with ING Group that will become effective once we cease to be an “affiliate” of ING Group as defined in the Co-Existence Agreement, dated February 17, 2012, among ING Group, ING Direct N.V., ING Direct Bancorp, ING Bank, fsb and Capital One Financial Corporation. Pursuant to the Joinder Agreement, we are joining the co-existence agreement, as if we remained an affiliate of ING Group.

Equity Administration Agreement

In connection with our initial public offering, we entered into an equity administration agreement with ING Group that sets forth certain of our responsibilities and the responsibilities of ING Group with respect to the administration of certain employee equity compensation plans, programs and arrangements (the “Equity Administration Agreement”). Pursuant to the terms of the Equity Administration Agreement, ING Group agreed to continue to facilitate the exercise of options and the vesting and delivery of performance shares and restricted shares for purposes of all outstanding ING Group equity compensation awards held by our employees. The Equity Administration Agreement also provides that we will cooperate and negotiate with ING Group where necessary to administer compensation plans, programs and arrangements in accordance with the intent of the Equity Administration Agreement.

The Equity Administration Agreement further obligates us and ING Group to promptly provide to the other party all information that the other may reasonably request to enable the requesting party to administer efficiently and accurately each of the ING Group’s stock option or stock incentive plans maintained before the IPO, timely respond to audit requests and to determine the scope of, as well as fulfill, its obligations under the Equity Administration Agreement.

The Equity Administration Agreement provides that we will promptly reimburse ING Group for the cost of any liabilities satisfied by ING Group that are, or that have been made pursuant to the Equity Administration Agreement, our responsibility and that ING Group shall promptly reimburse us for the cost of any liabilities satisfied by us that are, or that have been made pursuant to the Equity Administration Agreement, the responsibility of ING Group.

Master Claim Agreement

In 2012, we entered into an agreement with ING Group and ING Insurance Eurasia N.V. to allocate responsibility among the parties with respect to any litigation against a party (or its subsidiaries) when the party that is named as a defendant in the litigation contends that the litigation in question should be the responsibility of one or more of the other parties.

Direct Share Buyback

In 2014 and 2015, we entered into four share repurchase transactions with ING Group:

Date of Share Repurchase Agreement	Number of shares repurchased	Aggregate purchase price	Closing date
March 18, 2014	7,255,853	$250 million	March 25, 2014
September 1, 2014	7,722,077	$300 million	September 8, 2014
November 11, 2014	4,469,987	$175 million	November 18, 2014
March 3, 2015	13,599,274	$600 million	March 9, 2015

The purchase prices per share of common stock in each of the share repurchase transactions in 2014 were equal to the per-share proceeds, before expenses, that ING Group received in the respective concurrent registered offerings of shares of the Company’s common stock. The Company’s purchase price per share of common stock in the 2015 transaction was $44.12 while the per-share proceeds, before expenses, that ING Group received in the transaction was $44.20.

Financing Arrangements

We previously entered into several intercompany lending and guarantee arrangements with ING Group, ING Verzekeringen N.V. (succeeded by NN Group), a wholly owned subsidiary of ING Group and our previous indirect parent, and with ING Bank, a wholly owned subsidiary of ING Group. While we have taken a number of steps to replace certain of these arrangements with standalone financing in connection with our initial public offering, we expect to retain direct financing and guarantee arrangements with ING Group, NN Group and ING Bank for some period of time.

Guarantees

NN Group or ING Group has guaranteed the obligations of the Company and its subsidiaries under various debt instruments and derivative contracts. Additionally, in some circumstances, ING Bank, ING Group, or another subsidiary of ING Group has provided a guarantee of another party’s obligation to the Company. Certain of these guarantees are described below. Unless otherwise stated, figures are presented as of December 31, 2014.

•	ING Group guarantees approximately $506 million par amount of various debentures that were assumed by our subsidiary, Voya Holdings Inc. in connection with our acquisition of Aetna’s life insurance and related businesses in 2000. These debentures mature at various times between 2023 and 2036. Pursuant to the Shareholder Agreement, we are obligated to reduce the outstanding principal amount of these debentures, or post equivalent collateral, gradually between December 31, 2015 and December 31, 2019.

•	ING V (now NN Group) provided a guarantee to ING Bank of the Company’s obligations with respect to the $30.1 million in LOCs outstanding as of December 31, 2012 under a bi-lateral credit facility between the Company and ING Bank. In January 2013, $15.1 million in LOCs were cancelled. In January 2014, the remaining $15.0 million LOC was cancelled, and thus the ING V guarantee was terminated. No fees were paid by the Company to ING V with respect to this guarantee.

•

Voya Financial Products Company (“FPC”), a wholly owned subsidiary of Voya Financial, Inc., has sold protection under certain credit default swap derivative contracts that were previously supported by a guarantee provided by ING V and now NN Group. Between September and December 2013, the

guarantee provided by ING V on $1.0 billion notional of sold protection was replaced with guarantees provided by Voya Financial, Inc. The Company purchased protection under one credit default swap derivative contract that is still supported by the NN Group guarantee. The maximum potential exposure to NN Group under the guaranteed swap is limited to swap premiums to be paid, or approximately $33.1 million. The swap guaranteed by NN Group, is scheduled to terminate in or prior to 2018. No fees have been or are paid with respect to these guarantees.

Letter of Credit Facilities

From time to time, we have entered into LOC facilities with ING Bank to provide collateral for statutory reserve credit under certain affiliated and third party reinsurance agreements involving our captive reinsurance subsidiaries. The terms of these LOC facilities, including fee provisions, are consistent with terms that would be entered into between arm’s-length unaffiliated parties.

On April 20, 2012, the Company entered into a Senior Unsecured Credit Facility, comprised of a Revolving Credit Agreement and a Term Loan Agreement, with a syndicate of banks, including ING Bank, which replaced financing that was either internally funded or guaranteed by ING V. ING Bank committed up to $250.0 million in financing as a member of the syndicate which entered into the Senior Unsecured Credit Facility. The Revolving Credit Agreement was amended and restated as of February 14, 2014 and ING Bank remains a lender under the amended and restated Revolving Credit Agreement and has committed up to $150 million as a syndicate member. ING Bank acted as Joint Lead Arranger, Joint Book Manager and Documentation Agent for the amended and restated Revolving Credit Agreement and received various fees of approximately $0.7 million related to its participation in the amended and restated Revolving Credit Agreement.

As of December 31, 2012, $30.1 million of LOCs were outstanding under an existing bi-lateral facility with ING Bank. In January 2013, $15.1 million in LOCs were cancelled. The remaining $15.0 million LOC and, accordingly, the facility itself, was cancelled in January 2014.

Effective October 30, 2013, SLDI entered into a $1.125 billion LOC facility with ING Bank that is used to support credit for reinsurance collateral under certain reinsurance agreements involving SLDI as the reinsurer. The facility matures on October 29, 2021.

Intercompany Loans

In 2007, the Company entered into a $500.0 million par floating rate loan agreement with ING V under which the Company paid a variable rate of interest based on the three month LIBOR. As of May 31, 2013, the Company paid off $350 million of this loan and, on July 5, 2013, the Company paid off all remaining borrowings on this loan.

As of December 31, 2014, LOCs issued by ING Bank under the amended and restated Revolving Credit Agreement were $73 million.

Derivative and Swap Agreements

The Company is or has been party to several derivative contracts with NN Group and ING Bank and one or more of ING Bank’s subsidiaries. Each of the transactions entered into pursuant to these contracts was entered into as a result of a competitive bid, which included unaffiliated counterparties. The Company is exposed to various risks relating to its ongoing business operations, including but not limited to interest rate risk, foreign currency risk, and equity market risk. To manage these risks, the Company uses various strategies, including derivatives contracts, certain of which are with related parties, including interest rate swaps, equity options and currency forwards.

As of December 31, 2014, the outstanding notional amount of derivative contracts with ING Bank and one or more of ING Bank’s subsidiaries were approximately $464.1 million (consisting of currency forwards and equity options of $178.0 million and equity options of $286.1 million).

As of December 31, 2014, the market value for these contracts was $11.5 million. For the year ended December 31, 2014, the Company recorded net realized capital gains (losses) of $5.1 million in respect of derivative contracts with ING Bank and one or more of ING Bank’s subsidiaries.

Alt-A Back-up Facility

On January 26, 2009, ING Group, for itself and on behalf of certain subsidiaries, including the Company, reached an agreement with the Dutch State on an Illiquid Asset Back Up Facility (the “Alt-A Back-up Facility”) regarding Alt-A RMBS owned by subsidiaries, including the Company. Pursuant to this transaction, the Company effectively transferred all risks and rewards on 80% of a $4.5 billion par Alt-A RMBS portfolio to the Dutch State.

The Company executed a second transaction in January 2009, pursuant to which it sold an additional $445.9 million par Alt-A RMBS portfolio to ING Direct Bancorp for $375 million in cash. ING Direct Bancorp paid cash in the amount of $321.0 million for 80% of the Company’s additional $445.9 million par Alt-A RMBS and included those purchased securities as part of its Alt-A RMBS portfolio sale to the Dutch State. ING Direct Bancorp paid cash in the amount of $54.3 million and retained the remaining 20% of this Alt-A RMBS portfolio.

On November 13, 2012, the Company sold the obligations (issued by the Dutch State to the Company under the Alt-A Back-Up Facility in the first transaction above under “—Alt-A Back-up Facility”) to a subsidiary of ING Group at fair value and transferred legal title to 80% of the securities subject to the Alt-A Back-up Facility to ING Bank. The Company retained ownership of 20% of the Alt-A RMBS from the first transaction and, following the execution of an agreement with ING Group and certain of its subsidiaries in March 2014, was free to dispose of these securities.

Our Investment Management business managed the assets that were transferred to ING Bank by the Company and ING Direct Bancorp until February 2014 when the Alt-A Asset Management Agreement was terminated. For the year ended December 31, 2014, ING Bank paid us approximately $0.2 million in fees related to the Alt-A Asset Management Agreement.

Agreements Related to ING Group Divestitures

In recent years, ING Group has divested several businesses and has agreed in certain cases with the buyers of the divested businesses to observe certain non-competition and other restrictions. We are subject to certain of those restrictions, the material aspects of which are indicated below:

Sale of ING Direct (Online US Retail Banking)

Until March 25, 2014, we could not, within the United States, accept retail bank deposits or operate an online securities brokerage or mortgage or consumer lending business.

Also, until February 17, 2017, we may not adopt, use or attempt to register any trademark, service mark or domain name in the United States, its territories or possessions that consists of or contains (i) an orange sphere, orange ball or similar orange object, or (ii) the word “orange” in connection with promoting retail banking products, although there are no restrictions on our use of the color orange. There are also certain restrictions on the use of certain domain names, trademarks, and other intellectual property rights.

Advisory Transactions

Several of our asset management subsidiaries have served as investment managers or sub-managers, investment advisors or sub-advisors, and portfolio managers or sub-managers for various funds pertaining to the asset management subsidiaries of ING Group or the general and separate accounts of non-U.S. insurance company subsidiaries of ING Group. The amount of fees we receive depends, in part, on the performance of the funds or the returns earned on the accounts which our subsidiaries are advising.

Fee and Revenue Sharing

Some of our asset management subsidiaries serve as co-managers or co-advisors for funds alongside other non-U.S. asset management subsidiaries of ING Group. For the services rendered as co-managers, we have agreed to share fees or revenues with our related party co-manager or co-advisor. Similarly, when asset management subsidiaries of ING Group serve as sub-advisors for our funds, we have entered into revenue sharing agreements, in which we receive a portion of the fees earned by the sub-advisor in return for hiring them as sub-advisor.

Non-Advisory Services

Several of our asset management subsidiaries have also provided and continue to provide non-advisory services to funds and asset management subsidiaries of ING Group as well as ING Bank. These services generally include, but are not limited to, providing securities evaluation services, research materials and recommendations, trading services, legal and tax advice, sales support services, compliance support and back-office and administrative services.

Distribution and Solicitation Agreements

Several of our asset management subsidiaries are parties to distribution and/or solicitation agreements with non-U.S. asset management subsidiaries of ING Group through which these non-U.S. asset management subsidiaries of ING Group may distribute or sell our asset management products or strategies outside of the United States. Likewise, our U.S. asset management subsidiaries may distribute or sell products or strategies of ING Group’s non-U.S. asset management subsidiaries to U.S.-based clients and investors.

Reinsurance Agreements

Three of our insurance subsidiaries, RLI, ReliaStar Life Insurance Company of New York, and SLD, are parties to life reinsurance treaties with ING Re (Netherlands) N.V. (“ING Re”), a reinsurance subsidiary of NN Group N.V., which is a partially owned subsidiary of ING Group. These reinsurance treaties are all either yearly or monthly renewable term reinsurance treaties, and all of these treaties were closed for new business as of December 31, 2010. Although there are no new additional risks ceded under these agreements, the reinsurance of the risks already ceded will continue until the underlying policies lapse. In connection with these reinsurance treaties, our subsidiaries together paid premiums to ING Re of $11.7 million during the year ended December 31, 2014.

Transfer Pricing Agreement

Prior to our initial public offering we were a party to a transfer pricing agreement between the Company and ING Group, pursuant to which ING Group charged us certain specified amounts for various services provided by the ING Group head office. These services included tax services, financial controls, acquisitions and divestments, vendor management, capital management general administrative services, human resources, corporate communications, and audit services among others. We no longer make payments to ING Group under this agreement.

Compensation and Other Arrangements Concerning Employees

We have maintained human resources-related arrangements with ING Group in three primary areas: (i) long-term compensation for our employees, (ii) expatriate relationships and (iii) provision of services to employees of our former affiliates in Latin America (discussed below).

Incentive Compensation

When our employees or retirees receive payments through any of the long-term incentive plans managed by ING Group, ING Group reimburses the Company for amounts paid to employees. This reimbursement was approximately $65.3 million for the year ended December 31, 2014. Such payments are now made pursuant to the Equity Administration Agreement.

Expatriate Relationships

During 2014, there were no longer any employees originally hired by the Company who worked at other affiliates within ING Group.

Sourcing/Procurement

We contract directly for most of our strategic sourcing and procurement needs. In several instances, we have entered into consolidated global agreements with ING Bank as the contracting entity to achieve greater leverage. In some cases, we pay directly to vendors based on pricing negotiated by ING Group. In other cases, we pay fees to ING Bank in consideration for our participation in these global arrangements. These global arrangements cover a variety of sourcing needs, including software licenses, information technology service and support and market data services. We reimbursed ING Bank approximately $3.5 million for the year ended December 31, 2014. In most cases, we have existing relationships with these vendors and have contracted directly with them for ongoing business needs.

Insurance Coverage

For 2014, the Company continued to benefit from the Risk Management Program (“RMP”) of ING Group (a self-insured insurance program) with respect to professional liability and employment practices-related claims alleging wrongful acts that occurred prior to May 2, 2013. This coverage ceased as of December 31, 2014. The RMP insurance policies and certain endorsements related to the Company were issued directly by a third-party insurer to the Company, which had paid premiums directly to a non-affiliated broker which, in turn, had remitted such premiums directly to the insurer. The insurer, in turn, ceded 100% of the RMP risks, along with 100% of the remitted premiums, to ING Re. The annual premiums paid by the Company include taxes, fees and premiums. The RMP coverage applied to (i) any claims reported under the RMP prior to May 2, 2013 and (ii) claims alleging wrongful acts occurring prior to May 2, 2013 and reported under the professional liability and employment practices liability coverages of the RMP reported on or before December 31, 2014. On January 1, 2015, reporting periods for claims made under the professional liability and employment practices liability RMP policies terminated, though any previously reported claims will remain covered by the RMP.

Given our departure from participation in the RMP, the Company purchased stand-alone coverages insuring professional liability, employment practices liability and network security/cyber liability claims arising from wrongful acts that occur on or after May 2, 2013. As part of this stand-alone coverage, as of January 1, 2015, claims alleging wrongful acts occurring prior to May 2, 2013 will be covered. The Company has also taken out a stand-alone fidelity/crime program that covers all claims discovered on or after May 2, 2013. The Company maintains a separate, stand-alone directors and officers liability insurance program and a separate, stand-alone fiduciary liability insurance program, each of which is issued by non-affiliated providers. Additionally, past directors and officers of the Company designated by ING Group are eligible for excess coverage under the “Side A” directors and officers and fiduciary liability insurance policy issued to ING Group by non-affiliated providers.

Intellectual Property

We are in the process of discontinuing our use of trademarks and other intellectual property owned by ING Group. Prior to our initial public offering, there were no formal, written license agreements in place between the Company and ING Group, although we followed brand guidelines as specified in the Trademark License

Agreement concluded between ING Group and NN Group. Our use of trademarks and intellectual property owned by ING Group is now governed by the IP Agreement described above under “—Continuing Relationship with ING Group—Transitional Intellectual Property License Agreement”. We have not previously paid license fees for the use of ING Group intellectual property and will not be required to do so pursuant to the IP Agreement.

ING Global Network

Our Employee Benefits business, through our subsidiary, RLI, participates in a worldwide insurance network offering multinational pooling arrangements to global corporate clients. This network, called ING Global Network, is co-owned in equal portions by RLI, Nationale-Nederlanden Nederland B.V. (a subsidiary of ING Group) and an unaffiliated insurance company, and profits and losses of the network are split accordingly. RLI is in the process of terminating its ownership interest in the network. As of January 1, 2015, RLI is no longer automatically accepting new business through the network and is evaluating its continued participation as a carrier in the network.

Revenues and Expenses Associated with Related Party Transactions

The approximate net fees and costs received or (paid), or intercompany charges, for our various arrangements with ING Group and its affiliates, including NN Group, are presented in the table below.

($ in millions)	Year Ended December 31, 2014
Types of Related Party Transactions
Financing arrangements	$(15.9)
Advisory, sub-advisory, distribution solicitation and portfolio management agreements fees	7.7
Reinsurance Transactions	(11.7)
Insurance policies	(6.5)

Total	$(26.4)

RELATED PARTY TRANSACTION APPROVAL POLICY

Our Board of Directors has adopted a written related party transaction approval policy pursuant to which an Independent Committee of our Board of Directors reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:

•	a transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% stockholders or any other “related person” as defined in Item 404 of Regulation S-K (“Item 404”), has or will have a direct or indirect material interest;

•	any material amendment, modification or extension of the Shareholder Agreement, the Equity Administration Agreement, the Registration Rights Agreement or the Transitional Intellectual Property License Agreement; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.

The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related party transaction if:

•	such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or

•	such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

This policy sets forth factors to be considered by the Independent Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.

To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:

•	decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’ directors or executive officers, if approved by the applicable board committee;

•	the indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by-laws or an indemnification agreement; and

•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.

The Independent Committee is currently comprised of Mr. Hubbell, Ms. Chwick, and Messrs. Griswell and Zwiener. Mr. Hubbell, as “lead director,” is the chairperson of the Independent Committee. A director on the Independent Committee who has an interest in a related party transaction being considered by the Independent Committee, will not participate in the consideration of that transaction unless requested by the chairperson of the Independent Committee.

This policy does not apply to the implementation or administration of intercompany agreements, including the Shareholder Agreement, the Equity Administration Agreement, the Registration Rights Agreement and the Transitional Intellectual Property License Agreement.

BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS

The following table presents information as of April 13, 2015 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors as of such date; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares		Percentage of Class
The Vanguard Group.(1)	12,295,180		5.08%
Named executive officers and directors (13 persons)
Rodney O. Martin, Jr.	136,924		*
Alain M. Karaoglan	53,487		*
Ewout L. Steenbergen	22,428		*
Jeffrey T. Becker	43,452		*
Michael S. Smith	28,476		*
Maliz E. Beams	43,619	(3)	*
Lynne Biggar(2)	—		—
Jane P. Chwick(2)	—		—
J. Barry Griswell(2)	6,467		*
Frederick S. Hubbell(2)	9,031		*
Joseph V. Tripodi(2)	—		—
Deborah C. Wright(2)	—		—
David Zwiener(2)	6,467		*
All current executive officers and directors (14 persons)	340,901		*

*	Less than 1%
(1)	Based on information as of December 31, 2014 contained in a Schedule 13G filed with the SEC on February 9, 2015 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has sole dispositive power with respect to 12,142,953 of these shares, shared dispositive power with respect to 152,227 of these shares and sole voting power with respect to 177,227 of these shares.
(2)	Our non-employee directors also hold equity awards in the form of RSUs. See “Part II: Compensation Matters—Non-Employee Director Compensation—Director Equity Awards.”
(3)	Ms. Beams served as the Company’s Chief Executive Officer, Retirement Solutions until October 15, 2014. Beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Beams with the SEC prior to October 15, 2014, adjusted to give effect to subsequent transactions through April 13, 2015 of which the Company is aware in connection with employment-related equity awards.

Part V:  Shareholder Proposal

Agenda Item 4:	Adopt procedures to avoid holding or recommending investments that contribute to human rights violations

Mr. William L. Rosenfeld, 3404 Main Campus Drive, Lexington MA 02421, the holder of 500 shares of common stock, has advised us that he intends to introduce the following resolution:

WHEREAS

We believe that:

1.	Investors do not want their investments to help fund genocide.

a)	While reasonable people may disagree about socially responsible investing, few want their investments to help fund genocide.

b)	A 2012 genocide-free investing proposal at ING’s Emerging Countries Fund passed decisively, 59.8% to 10.7% with 29.5% abstaining. Despite this clear direction from shareholders and a corporate value of “listening to our customers and responding with a sense of urgency,” Voya failed to act. The renamed fund still holds shares in two oil companies helping fund genocide in Sudan. Voya’s funds invest in all the companies targeted by Investors Against Genocide.

c)	KRC Research’s 2010 study showed 88% of respondents want their mutual funds to be genocide-free.

d)	Millions of investors at Franklin Resources, Fidelity, Vanguard and JPMorgan voted for similar genocide-free investing proposals.

2.	Voya exercises investment discretion over its own assets and, through investment management contracts, those of its mutual funds.

3.	Example demonstrate that Voya inadequately protects shareholders from investments in companies funding genocide because Voya and funds it manages:

a)	Claim a corporate value to “uphold both the letter and the spirit of the law,” but make investments that, while legal, are inconsistent with U.S. sanctions prohibiting transactions relating to Sudan and Syria’s petroleum industries.

b)	Claim to maintain the “highest level of standards” as one of the “World’s Most Ethical Companies,” yet invest in companies that help fund mass atrocities in well-publicized conflict zones.

c)	Hold 10,583,124 PetroChina shares (10/31/2014). CNPC, PetroChina’s controlling parent, is Sudan’s largest oil partner, thereby helping fund ongoing government-sponsored genocide and crimes against humanity. CNPC is also Syria’s largest oil partner, thereby helping fund that government’s mass atrocities.

d)	Hold 13,713,688 Sinopec shares (10/31/2014). Sinopec also operates in Sudan and Syria.

4.	Individuals, through ownership of shares of Voya and its funds, may inadvertently be invested in companies that help support genocide. Voya may increase holdings in problem companies without notice. Should Voya’s duties as an advisor require holding these investments, prominent disclosure would help shareholders avoid unintentional ownership.

5.	Voya can implement a genocide-free investing policy because:

a)	Ample alternative investments exist.

b)	Avoiding problem companies need not significantly affect investment performance, as shown in Gary Brinson’s classic asset allocation study.

c)	Index funds need not invest in every security to statistically track index performance.

d)	Appropriate disclosure can address any legal concerns regarding the exclusion of problem companies.

e)	Management can easily obtain independent assessments to identify companies connected to genocide.

f)	Time-limited engagement with problem companies is possible when management believes engagement will be effective.

g)	Other large financial firms (including T. Rowe Price and TIAA-CREF) have policies to avoid such investments.

7.	Investor action can influence foreign governments, as in South Africa and South Sudan.

RESOLVED

Shareholders request that the Board institute transparent procedures to avoid holding or recommending investment in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.

BOARD RESPONSE TO SHAREHOLDER PROPOSAL

Board Recommendation: Our Board of Directors unanimously recommends that the stockholders vote AGAINST this proposal for the following reasons:

The proposal is unnecessary because our business practices already reflect our recognition and support for the protection of fundamental human rights and the prevention of crimes against humanity. We support efforts toward positive and meaningful reform in Sudan and Syria. Our business practices are conducted in a socially responsible manner and our concern for the protection of human rights is reflected in our Business Principles and implemented through our Code of Business Conduct and Ethics.

We have incorporated environmental and social considerations, including human rights considerations, in our investment process. We have a robust risk management framework, as described in our Annual Report on Form 10-K, and management routinely reviews specific business clients and transactions, including for considerations of human rights, environmental and social issues. Since 2013, we have in effect an Environmental and Social Risk Policy (“ESR Policy”) which ensures that client engagements and transactions with potentially high socio-environmental risks are properly identified, assessed and mitigated. In particular, the ESR Policy states that we would abstain from engaging with companies that produce, trade or maintain certain kinds of weapons that are indiscriminate and likely to hurt civilians when used. In accordance with our ESR Policy, our investment approach considers numerous factors, including human rights issues, as part of the overall investment management process. As such, management does exercise its judgment in its investment management process to incorporate human rights concerns.

We and our subsidiaries comply with all applicable legal and regulatory restrictions and sanctions on investments. All United States persons are prohibited from investing in certain companies subject to United States sanctions. In particular, due to the presence of human rights violations in Sudan, including acts of genocide in the Darfur region, the United States generally prohibits U.S. persons from investing in any company located in Sudan. In addition, the United States maintains comprehensive sanctions against Syria for human rights abuses. We are committed to observe and comply fully with these sanctions and any additional sanctions that the U.S. government might enact with respect to companies doing business in Sudan and Syria.

Our investment adviser subsidiaries have responsibilities to the clients on whose behalf they hold securities. Our subsidiaries that advise mutual funds have responsibilities to the fund shareholders to make investment decisions that are consistent with the investment guidelines contained in a fund’s prospectus. In keeping with these obligations, our investment advisers consider a broad array of material factors in assessing the merits of an investment and seek to achieve the best investment results for the funds they advise, consistent with the stated investment goals and policies. As indicated above, we comply fully with all applicable laws and regulations, including U.S. government sanctions on Sudan and Syria. We do not believe that adding additional procedures limiting otherwise lawful investments and our investment advisers’ ability to select the best investments for their investors would be in the best interests of our stockholders or the investors in the funds our subsidiaries advise.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

Part VI:  Other Information

Frequently asked questions about our Annual Meeting

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 28, 2015, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2015, thus facilitating maximum participation by our stockholders.

Who can participate in our Annual Meeting?

You are entitled to participate in our Annual Meeting only if you were a stockholder of record of Voya Financial, Inc. as of the close of business on March 30, 2015, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2015 and using your 16-digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.

Why did I receive this proxy statement?

The Board of Directors is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our stockholders in connection with any meeting of our stockholders, including the Annual Meeting. Under the rules of the SEC, when our Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on April 14, 2015.

What is included in our proxy materials?

Our proxy materials include:

•	This proxy statement;

•	A notice of our 2015 Annual Meeting of Stockholders (which is attached to this proxy statement); and

•	Our Annual Report to Stockholders for 2014.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Why didn’t I receive a paper copy of these materials?

SEC rules allow companies to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

What is “householding?”

We send stockholders of record at the same address one copy of the proxy materials unless we receive instructions from a stockholder requesting receipt of separate copies of these materials.

If you share the same address as multiple stockholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. at 118 Fernwood Avenue, Edison, NJ 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.

What is a proxy?

It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated three of the Company’s officers to act as proxies at the Annual Meeting.

Who can vote by proxy at the Annual Meeting?

Persons who held stock as of the close of business on the Record Date, March 30, 2015, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.

What will stockholders vote on at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to cast votes on the following items of business:

•	The election of the eight Directors who make up our Board of Directors;

•	An advisory vote on the approval of executive compensation;

•	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2015; and

•	A vote to adopt procedures to avoid holding or recommending investments that contribute to human rights violations.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline in our by-laws for stockholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.

How many votes do I have?

You will have one vote for every share of common stock of Voya Financial, Inc. that you owned at the close of business on the Record Date.

What constitutes a quorum for the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 228,347,595 shares of Common Stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of common stock held in “street name”?

•	Stockholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record” of those shares.

•	Shares Held in “Street Name”. If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.

How do I vote?

The manner in which you cast your vote depends on whether you are a stockholder of record or you are a beneficial owner of shares held in “street name”. In order to vote your shares, you may vote:

	If you are a stockholder of record	If you hold your shares in “street name”

By Internet – Advance Voting:	www.proxyvote.com	www.proxyvote.com

By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2015	www.virtualshareholdermeeting.com/VOYA2015

By Telephone:	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

How do I revoke my proxy?

If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by voting a new proxy or by voting at the meeting.

How do I vote my shares held in the Company’s 401(k) plans?

The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

How will my shares be voted if I do not give specific voting instructions?

The voting of shares for which a proxy has been executed and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a stockholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.

•

Stockholder of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Governance Committee and nominated by our Board.

•	Beneficial Owners of Shares Held in “Street Name”. If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.
¡	Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.
¡	All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must provide voting instructions in order for your vote to be counted.

What vote is required for adoption or approval of each matter to be voted on?

The chart below sets forth each item of business that we expect to be put before our stockholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our Board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes, and the effect of broker non-votes.

Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees.	Abstentions are not counted as a vote cast and will therefore have no effect on the vote.	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A
Shareholder Proposal to Adopt Procedure to Avoid Holding or Recommending Investments that Contribute to Human Rights Violations	You may vote FOR, AGAINST, or ABSTAIN on the proposal.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	AGAINST the shareholder proposal. Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST the shareholder proposal.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect

Who counts the votes?

Votes will be counted by Computershare Trust Company, N.A.

How will the results of the votes taken at our Annual Meeting be reported?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.

How do I inspect the list of stockholders of record?

A list of the stockholders of record as of March 30, 2015 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York 10169, from May 18, 2015 to May 28, 2015. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2015.

How do I submit a stockholder proposal for the 2016 Annual Meeting?

Stockholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2016 Annual Meeting of Stockholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169. Proposals must be received on or before December 16, 2015, unless our 2016 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary date of the 2015 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2016 Annual Meeting of Stockholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2016 Annual Meeting of Stockholders, a notice of the matter that the stockholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 29, 2016 and no later than February 28, 2016. If, however, our 2016 Annual Meeting of Stockholders is held before the date that is 30 days before the anniversary date of the 2015 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2015 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2016 Annual Meeting of Stockholders and (ii) the tenth day following the date on which the date of our 2016 Annual Meeting of Stockholders is first publicly announced or disclosed.

Who pays the expenses of this proxy solicitation?

Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

Where can I receive more information about the Company?

We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit, Finance, Compensation and Benefits, and Nominating and Governance Committees, the Company’s Corporate Governance Guidelines, and the Corporate Code of Business Conduct and Ethics are also available on the Company’s investor relations website, investors.voya.com.

Communications with our Board

Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the board of directors or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and 10% stockholder during 2014, and on written representations such reporting persons have provided to us, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, executive officers and 10% stockholders were complied with during 2014.

Code of Ethics and Conduct

Our Board of Directors has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com.

Committee Charters, Code of Ethics, Corporate Governance Guidelines

Copies of the committee charters for each of our Audit, Nominating and Governance, and Compensation and Benefits Committees; our code of ethics; and our corporate governance guidelines are all available on our company website, at investors.voya.com.

Other Business

At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Glossary

401(k) Plan	Voya 401(k) Savings Plan

ADS	American Depositary Share

DCSP	Voya 409A Deferred Compensation Savings Plan

Equity Plan	Voya America Insurance Holdings, Inc. Equity Compensation Plan

ICP	Annual incentive payment program

LEO Plan	ING Group Long-Term Equity Ownership Plan

LSPP	ING Group Long-Term Sustainable Performance Plan

LTAP	International Assignments Long-Term Assignment Policy

NEO	Named Executive Officer

Omnibus Plan	2014 Omnibus Employee Incentive Plan

RSUs	Restricted stock units

SERP	Voya Supplemental Executive Retirement Plan

Exhibit A

Non-GAAP Financial Measures

In this proxy statement, we present Ongoing Business Adjusted Operating Earnings Before Income Taxes, Ongoing Business Adjusted Operating Return on Capital and Ongoing Business Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.

Ongoing Business Adjusted Operating Earnings Before Income Taxes

Ongoing Business Adjusted Operating Earnings consists of aggregate operating earnings before income taxes for each segment of our business constituting our Ongoing Business (Retirement, Annuities, Investment Management, Individual Life and Employee Benefits), in each case adjusted as described below. Ongoing Business Adjusted Operating Earnings Before Income Taxes does not replace net income (loss) as a measure of our results of operations.

We use operating earnings before income taxes, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•	Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•	Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;
•	Income (loss) related to business exited through reinsurance or divestment;
•	Income (loss) attributable to noncontrolling interests;
•	Income (loss) related to early extinguishment of debt;
•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;
•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and
•	Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group.

To calculate adjusted operating earnings before income taxes, we exclude from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) a gain, in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized as a result of a decision to dispose of low income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business adjusted operating earnings before income taxes because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block segments.

Our Closed Block Variable Annuity (CBVA) segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

The most directly comparable GAAP measure to Ongoing Business adjusted operating earnings before income taxes, is income (loss) before income taxes. For a reconciliation, see the table below.

Ongoing Business Adjusted Operating Return on Equity (ROE) and Return on Capital (ROC)

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. When making these calculations, we use an assumed income tax rate of 35%. The most directly comparable GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables below.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Year ended December 31, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$2,299.7

Voya Financial, Inc. shareholders’ equity: beginning of period	$13,272
Voya Financial, Inc. shareholders’ equity: end of period	$16,108
Voya Financial, Inc. shareholders’ equity: average for period	$14,524

GAAP Return on Equity	15.8%

Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity

Ongoing Business adjusted operating earnings before income taxes	$1,377.9

Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(482.2)

Ongoing Business adjusted operating earnings after income taxes	895.7
Interest expense after-tax[1]	(77.3)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$818.4

Beginning of period capital for Ongoing Business	$9,216
End of period capital for Ongoing Business	8,777
Average capital for Ongoing Business	9,028
Average debt (based on 25% debt-to-capital ratio)	(2,257)

Average equity for Ongoing Business	$6,771

Adjusted Operating Return on Capital for Ongoing Business[2]	9.9%
Adjusted Operating Return on Equity for Ongoing Business[1,2]	12.1%

Voya Financial

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Year ended December 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,377.9
DAC/VOBA and other intangibles unlocking	(21.6)
Gain on reinsurance recapture	20.0
Lehman bankruptcy/LIHTC loss, net of DAC	-

Operating earnings before income taxes for Ongoing Business	1,376.3
Corporate	(170.4)
Closed Blocks Institutional Spread Products and Other	24.7

Total operating earnings before income taxes	1,230.6
Income taxes (based on an assumed tax rate of 35%)	(430.7)

Operating earnings, after-tax	799.9
Closed Block Variable Annuity, after-tax	(165.9)
Net investment gains (losses) and related charges and adjustments, after-tax	139.8
Other, after-tax[3]	1,525.9

Net income (loss) available to Voya Financial, Inc.’s common shareholders	2,299.7
Net income (loss) attributable to noncontrolling interest	237.7

Net income (loss)	$2,537.4

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2014
End of Period Capital for Ongoing Business	$8,777
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	7,743

End of Period Capital	16,520
Long-Term Debt	(3,516)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	13,004
AOCI	3,104

Voya Financial, Inc. shareholders’ equity: end of period	$16,108

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]	The twelve months ended 12/31/14 include $1,850.0 million of decrease in tax valuation allowance.

VOYA FINANCIAL, INC.

230 PARK AVENUE NEW YORK,

NY 10169

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VOYA2015

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87776-P61120            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOYA FINANCIAL, INC.

The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3. The Board recommends a vote AGAINST Item 4.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Lynne Biggar	☐	☐	☐

	1b.	Jane P. Chwick	☐	☐	☐

	1c.	J. Barry Griswell	☐	☐	☐

	1d.	Frederick S. Hubbell	☐	☐	☐

	1e.	Rodney O. Martin, Jr.	☐	☐	☐

	1f.	Joseph V. Tripodi	☐	☐	☐

	1g.	Deborah C. Wright	☐	☐	☐

	1h.	David Zwiener	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

2.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers, as disclosed and discussed in the Proxy Statement	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015	☐	☐	☐

4.	Shareholder proposal to adopt procedures to avoid holding or recommending investments that contribute to human rights violations	☐	☐	☐

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Items 2 and 3 and AGAINST Item 4. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), in the absence of instructions, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

VOYA FINANCIAL, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

May 28, 2015

11:00 am, Eastern Daylight Time

www.virtualshareholdermeeting.com/VOYA2015

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on May 27, 2015.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M87777-P61120

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

VOYA FINANCIAL, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Rodney O. Martin, Jr., Alain M. Karaoglan and Ewout L. Steenbergen, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 30, 2015, at the 2015 Annual Meeting of Stockholders to be held on May 28, 2015, beginning at 11:00 am, eastern daylight time, at http://www.virtualshareholdermeeting.com/VOYA2015, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2 and 3 and AGAINST Item 4.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), then the undersigned hereby directs Voya Institutional Trust as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side